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Exhibit 4

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS EXHIBIT, WHICH PORTIONS HAVE BEEN OMITTED AND REPLACED WITH "REDACTED" AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

CARDIOME PHARMA CORP.

AND

FUJISAWA HEALTHCARE, INC.

DATED: OCTOBER 16, 2003

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS EXHIBIT, WHICH PORTIONS HAVE BEEN OMITTED AND REPLACED WITH "REDACTED" AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

COLLABORATION AND LICENSE AGREEMENT

TABLE OF CONTENTS

Article 7 PATENTS AND TRADEMARKS		26
7.1	Maintenance of Cardiome Patents	26
7.2	Maintenance of Fujisawa Patents and Fujisawa Marks	28
7.3	Prosecution and Maintenance of Joint Patents	29
7.4	Cooperation and Procedures Relative to Actions Brought Under Sections 7.5 and 7.6	29
7.5	Prosecution of Infringement in the Territory in the Field	30
7.6	Infringement Claimed by Third Parties in the Territory in the Field	31
7.7	Prosecution of Infringement Outside the Territory or Outside the Field	32
7.8	Co-operation with Other Licensees	32
Article 8 CONFIDENTIALITY		33
8.1	Confidentiality	33
8.2	Publicity Review	34
8.3	Protocol for Scientific Publications	34
Article 9 REPRESENTATIONS, WARRANTIES AND COVENANTS		34
9.1	Corporate Power	34
9.2	Due Authorization	35
9.3	Binding Obligation/No Conflict	35
9.4	Ownership of Cardiome Technology	35
9.5	Ownership of Fujisawa Technology	35
9.6	Patent and Other Intellectual Property Rights Proceedings of Cardiome	36
9.7	Pre-Clinical and Clinical Studies Prior to Signing Date	37
9.8	Debarment	37
9.9	Limitation on Warranties	37
Article 10 INDEMNIFICATION AND INSURANCE		37
REDACTED		37
Article 11 ADDITIONAL COVENANTS OF THE PARTIES		37
11.1	Cardiome Covenant Not To Compete	37
11.2	Launch of Competitive Product by Fujisawa	37
11.3	Filing of Certain Patent Applications and Obtaining Inventor Assignments	38
11.4	Limitation To The Territory	38
11.5	Records and Audits	38
11.6	Marketing Expenses	40
11.7	Further Actions	40
Article 12 PRODUCT RECALL		40
12.1	Product Recalls or Withdrawal	40
12.2	Recall Costs	40
12.3	Notification Of Complaints	41
12.4	Notification Of Threatened Action	41
Article 13 TERM AND TERMINATION		41
13.1	Term	41
13.2	Termination by Either Party	41
13.3	Termination by Fujisawa	42
13.4	Termination by Cardiome	42
13.5	Effect of Termination	42
13.6	Remedies	42
13.7	License Following Expiration	42

ii

Article 14 DISPUTE RESOLUTION/DAMAGES		42
14.1	Disputes	42
14.2	Determination of Patents and Other Intellectual Property	43
14.3	Injunctive Relief	43
14.4	No Consequential Damages	43
14.5	Attorney's Fees	44
Article 15 Conditions		44
15.1	Conditions to Agreement	44
15.2	Efforts Prior to Effectiveness of the Agreement	44
15.3	Conditions Not Satisfied	44
Article 16 MISCELLANEOUS		44
16.1	No Solicitation	44
16.2	Assignment; Binding Effect	45
16.3	Force Majeure	45
16.4	Governing Law	45
16.5	Waiver	45
16.6	Severability	45
16.7	No Right to Use Names	45
16.8	Notices	46
16.9	Independent Contractors	46
16.10	Rules of Construction	46
16.11	Entire Agreement; Amendment	47
16.12	Counterparts; Facsimile	47
16.13	Interpretation	47
EXHIBIT 1.1(h) Backup Compound(s)		49
EXHIBIT 1.1(a) CARDIOME PATENTS		50
EXHIBIT 1.1(bb) DEVELOPMENT PLAN		51
EXHIBIT 1.1(dd) EXECUTIVE SUMMARY		52
EXHIBIT 1.1(cccc) CHEMICAL STRUCTURE OF RSD1235		53
EXHIBIT 4.1(b) STOCK PURCHASE AGREEMENT		54
EXHIBIT 8.2 PRESS RELEASE		78

iii

COLLABORATION AND LICENSE AGREEMENT

        This Collaboration and License Agreement (this "Agreement") is made as of October 16, 2003 (the "Signing Date")

BETWEEN:

  CARDIOME PHARMA CORP., a Canadian corporation having its offices at 3650 Wesbrook Mall, Vancouver, BC, Canada V6S 2L2

  ("Cardiome")

AND:

  FUJISAWA HEALTHCARE, INC., a Delaware corporation having its offices at Three Parkway North, Deerfield, IL, USA 60015-2548

  ("Fujisawa").

Cardiome and Fujisawa are sometimes referred to collectively herein as the "Parties" or singly as a "Party".

R E C I T A L S

        A.    WHEREAS, Cardiome has developed and owns or controls certain proprietary technology, patents, patent applications, and know-how relating to Cardiome's proprietary compound known as RSD1235 (as defined below);

        B.    WHEREAS, Cardiome wishes to grant to Fujisawa, and Fujisawa wishes to obtain from Cardiome, an exclusive license under the Cardiome Technology to use, market, advertise, promote, distribute, offer for sale, sell, manufacture, have manufactured, export and import, develop and co-develop (with or in addition to Cardiome), the Product in the Territory for use in the Field, (as such terms are defined herein) or have the foregoing done on its behalf, subject to the terms and conditions set forth herein;

        C.    WHEREAS, Fujisawa wishes that Cardiome conduct certain research and development related to the Cardiome Technology and the Product and perform the other duties as described herein, and Cardiome wishes to perform the foregoing, subject to the terms and conditions herein; and

        D.    WHEREAS, Cardiome and Fujisawa desire to determine in accordance with the terms of this Agreement which Party will conduct certain other research and development related to the Cardiome Technology and the Product, subject to the terms and conditions herein; and

        E.    WHEREAS, Cardiome wishes that Fujisawa perform certain other duties as described herein, and Fujisawa wishes to perform the foregoing, subject to the terms and conditions herein;

        NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

        1.1    Definitions

(a)	"Act" means the Federal Food Drug and Cosmetic Act (21 U.S.C. Section 301 et seq.) in the United States and any other comparable, applicable legislation in any other country in the Territory.

(b)
"Affiliate" means any company or entity controlled by, controlling or under common control with a Party. As used in this Section 1.1(b), "control" means (a) that an entity or company owns, directly or indirectly, fifty percent (50%) or more of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.
(c)	"Alternate Synthetic Route" shall mean REDACTED
(d)
"Applicable Law(s)" means the Act, Regulations and all other applicable laws, rules, regulations and guidelines within the Territory that apply to the import, export, research and development, use, manufacture, marketing, promotion, distribution, sale or commercialization of RSD1235 or the Product in the Field in the Territory or the performance of either Party's obligations under this Agreement (including disclosure obligations as required by the United States Securities and Exchange Commission, Toronto Stock Exchange or other comparable exchange or securities commission having authority over a Party) to the extent applicable and relevant to such Party.
(e)
"Approval Letter" means a letter issued by the FDA indicating approval of a product for commercialization, as defined in 21 CFR § 314.105 in the United States, or equivalent letter issued by the applicable Competent Authority in any other country in the Territory, pursuant to Applicable Laws in each country in the Territory.
(f)
"Atrial Fibrillation" means an arrhythmia of the upper chambers of the heart characterized by irregular and rapid atrial contraction producing variable R-R intervals with undulating baseline and no regular P-waves.
(g)
"Atrial Flutter" means an arrhythmia of the upper chambers of the heart characterized by flutter waves of constant morphology with a constant beat-to-beat cycle length of approximately 200 msec. R-R intervals may be equal or variable.
(h)	"Backup Compound(s)" means the chemical structure(s) described in Exhibit 1.1(h).
(i)
"Books and Records" means, in whatever media, any and all books and records, documents, reports and accounts in connection with or relative to: the Development Costs; any costs Fujisawa or Cardiome is obligated to reimburse or pay to the other Party under this Agreement; the Development; the Development Plan; as well as any other books and records as may be required from time to time by Applicable Laws or this Agreement. Books and Records shall not include any market research and competitive reports, marketing reports and data.
(j)	"Cardiome Know-How" means REDACTED
"Cardiome Patent Rights" or "Cardiome Patent" means ***
(k)	REDACTED
(l)	"Cardiome Technology" means the Cardiome Patent Rights and the Cardiome Know-How.
(m)	"CFR" means the United States Code of Federal Regulations in the United States and any other comparable, applicable code of regulations in any other country in the Territory.

(n)	"COGS" or "Cost of Goods Sold" means:
(i)
when Fujisawa (or a Fujisawa Affiliate) manufactures commercial supplies of RSD1235 drug substance for the Indication, the actual cost of the manufacture of RSD1235 (including the related quality assurance and quality control activities) which actual cost shall include direct labor, direct material (including raw materials and components), direct overhead (e.g. overhead solely dedicated to the manufacture of RSD1235), and the allocable portion of indirect overhead. Indirect overhead however, shall exclude selling and marketing, general and administrative, research and development, and any other costs not related to the manufacture of RSD1235. The determination of RSD1235 Cost of Goods Sold shall be determined on an annual basis in accordance with Generally Accepted Accounting Principles (GAAP); or
(ii)
in the event that a Third Party manufactures commercial supplies of RSD 1235 drug substance for the Indication on Fujisawa's behalf, the actual out of pocket cost to Fujisawa of such commercial supplies.
(o)	"Collaboration" means the activities of the Parties carried out in performance of, and the relationship between the Parties established by, this Agreement.
(p)
"Collaboration Data" means any and all clinical data, information, reports, and documentation (or analyses thereof) resulting from the Development, including any and all clinical and pre-clinical data, manufacturing scale-up and process improvement data arising after the Signing Date, including all results arising from the Phase III Studies and any Phase IV Commitments. Collaboration Data shall not include any of the foregoing in connection with SAL Studies or Post Marketing Commitments.
(q)
"Commercially Reasonable Efforts" means, except as otherwise explicitly set forth in this Agreement, those diligent efforts consistent with the exercise of prudent scientific and business judgment, as applied to products having comparable market potential and otherwise in accordance with generally accepted practices in the pharmaceutical industry. "Comparable market potential" shall be fairly determined based upon relevant factors, including market size, price, competition, patent rights, product liability issues and general marketing parameters.
(r)
"Competent Authority(ies)" means collectively the entities in each country in the Territory responsible for: (i) the regulation of medicinal products intended for human use, including the FDA; or (ii) the establishment, maintenance or protection of rights related to patent rights or any other successor entities thereto.
(s)	"Competitive Product" means REDACTED
(t)
"Confidential Information" means any and all information (including the Cardiome Technology and Fujisawa Technology) of a Party relating to any trade secret, Development Costs, Books and Records, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, sales, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:
(i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

(ii) is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;
(iii) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;
(iv)
is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or
(v) is the subject of a written permission to disclose provided by the disclosing Party.
(u)
"Consumer Price Index" means the Consumer Price Index for all Urban Consumers (CPI-U)—U.S. City Average. All Items (1982-1984 = 100), as published by the United States Bureau of Labor Statistics, or if such index is no longer published, then the index most comparable thereto.
(v)	"Control" means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
(w)
"Costs" means any and all costs, expenses, fees (including attorneys fees and costs), charges, monies, license fees, upfront fees and royalties paid in connection with any proceeding, action, suit or claim made by any Third Party.
(x)	"Current Formulation" means REDACTED
(y)	"CTA" means Clinical Trial Application in Canada.
(z)
"Development" means, in respect of each country in the Territory, work conducted under the Development Plan and as set out in Section 2.3 for the Indication up to the issuance of an Approval Letter in each such country for a Product in the Field.
(aa)	"Development Costs" means REDACTED
(bb)
"Development Plan" means the detailed plan(s) related to the research and the development (including work to obtain Governmental Approvals, including Marketing Authorizations), for RSD1235 in its Current Formulation for the Indication in the Field in the Territory, including the Phase III Studies and all supporting pre-clinical work, chemistry and manufacturing necessary to conduct the Phase III Studies, the technical transfer and manufacturing scale up and approval of a commercial manufacturing process, and to secure NDA Approval and the budget therefor as amended from time to time by the JDMC pursuant to which the Parties shall conduct the Development under the terms of this Agreement. The Development Plan for the United States and Canada is attached hereto as Exhibit 1.1(bb).
(cc)
"Effective Date" means the date whereupon all the requirements of Sections 15.1(a), 15.1(b), 15.1(c) and 15.1(d) have been met, provided that neither Party has terminated this Agreement prior to such requirements being met pursuant to Section 15.3.
(dd)	"Executive Summary" shall mean a report containing the information related to a Phase III Study that is described in Exhibit 1.1(dd).
(ee)
"FDA" means the United States Food and Drug Administration in the United States and any other comparable, applicable administrative agency in any other country in the Territory, or any successor entity thereto.
(ff)	"FHI Know How" means REDACTED

(gg)	"FHI Patent Rights" or "FHI Patent" means REDACTED
(hh)	"FHI Technology" means the FHI Patent Rights and the FHI Know-How.
(ii)	"Field" means the use of the Product in an injectable or intravenous formulation for any and all indications, including the Indication.
(jj)
"First Commercial Sale" means (a) with respect to a country in the Territory, the first sale for use, consumption or resale of a Product by Fujisawa, its sublicensees or its Affiliates after all Governmental Approval(s) have been granted by the Competent Authority(ies) of such country (excluding any sales for clinical trials or other non-commercial purposes) and (b) with respect to the Territory, the First Commercial Sale in any country within the Territory (as defined in subsection (a) above). A sale to a sublicensee or an Affiliate shall not constitute a First Commercial Sale unless the sublicensee or Affiliate is the end user of the Product.
(kk)
"First Phase III Study" means the Phase III Study entitled "A Phase III Prospective, Randomized, Double-Blind, Placebo-Controlled Dose Ranging, Multi-Centred Tolerance and Efficacy Study of RSD1235 in Patients with Atrial Fibrillation" and "A Phase II/III Prospective, Randomized, Double-Blind, Placebo-Controlled Dose Ranging, Multi-Centred Tolerance and Efficacy Study of RSD1235 in Patients with Atrial Flutter" with the protocol # 1235-0703 and protocol # 1235-0703B, respectively.
(ll)
"FTE" or full time equivalent, means a notional scientific, regulatory or clinical person employed by a Party and assigned to work on the Development with such time and effort to constitute the equivalent of one (1) person working on the Development on a full time basis consistent with normal business and scientific practice (e.g., at least thirty-seven and one half (37.5) hours per week of dedicated effort for at least forty eight (48) weeks per year).
(mm)	"FTE Costs" means REDACTED
(nn)	"Fujisawa Japan" means Fujisawa Pharmaceutical Co., Ltd. 4-7, Doshomachi 3-Chome, Chuo-Ku, Osaka 541-8514 Japan.
(oo)	"Fujisawa Japan Know How" means REDACTED
(pp)	"Fujisawa Japan Patent Rights" or "Fujisawa Japan Patent" means REDACTED
(qq)	"Fujisawa Japan Technology" means the Fujisawa Japan Patent Rights and the Fujisawa Japan Know-How.
(rr)	"Fujisawa Know How" means the FHI Know How and the Fujisawa Japan Know-How.
(ss)
"Fujisawa Marks" means any and all trademarks selected by Fujisawa for the Product in the Field in the Territory and marked on the packaging or labelling of the Product and on no other product of Fujisawa, alone or accompanied by any logo or design, service marks, trade names and any foreign language equivalents in sound or meaning, whether registered or not, associated therewith.
(tt)	"Fujisawa Patent Rights" means the FHI Patent Rights and the Fujisawa Japan Patent Rights.
(uu)	"Fujisawa Technology" means the FHI Technology and the Fujisawa Japan Technology.
(vv)	"GAAP" means United States generally accepted accounting principles, as consistently applied in the Territory.

(ww)
"Good Clinical Practices" means good clinical practices as defined in 21 CFR §50 et seq., §56 et seq., and §312 et seq. in the United States or other comparable, applicable regulations in other countries in the Territory.
(xx)
"Governmental Approval(s)" means any and all permits, licenses and authorizations, including Marketing Authorizations required by any Competent Authority as a prerequisite to the development, manufacturing, marketing and selling of the Product and RSD1235 in the Field in the Territory; excluding however import permits.
(yy)	"HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
(zz)
"Improvements" means any and all developments, derivative works, technology, enhancements, modifications, inventions or discoveries relating to the Product or RSD1235 arising after the Signing Date, whether patentable or not, and shall include developments, inventions or discoveries arising after the Signing Date intended to enhance the formulation, stability, safety or efficacy of the Product or RSD1235.
(aaa)	"IMS" means IMS America Ltd. of Plymouth Meeting, Pennsylvania or any successor thereto.
(bbb)	"Indication" means Atrial Fibrillation and Atrial Flutter.
(ccc)
"IND(s)" means an investigational new drug application as defined in 21 C.F.R. Section 312 et seq for the FDA in the United States or equivalent application to the Competent Authorities of other countries in the Territory (including a CTA), to commence clinical testing of a drug in humans, as defined by the FDA in the United States, or other applicable Competent Authority, as the same may be amended, supplemented or replaced from time to time.
(ddd)	"IND Transfer Date" has the meaning set out in Section 6.5(b).
(eee)
"Intellectual Property" means Patent Rights, trade names, trademarks, copyright, trade secrets, trade dress, industrial and other designs, trade secrets, or Know-How, and other forms of intellectual property, all whether or not registered or protected, or capable of such registration or protection.
(fff)	"JDMC" has the meaning as set out in Section 2.4(a).
(ggg)	"Jointly Owned Patents" has the meaning set out in Section 7.3(a).
(hhh)
"Know-How" means any and all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols, any and all pre-clinical and clinical data, and information, whether or not patentable, including any and all chemical, biochemical, toxicological, and scientific research information, whether in written, electronic, graphic or video form or any other form or format.
(iii)
"knowledge" or "best of its knowledge" means, with respect to each Party, the actual knowledge of the senior officers of such Party, without the duty of inquiry. Specifically, with regard to Fujisawa, senior officers shall mean only the Senior Vice President of Finance, Chief Executive Officer, Senior Vice President of New Product Planning and Licensing, Executive Vice President and Vice President and General Counsel. Specifically with regard to Cardiome, senior officers shall mean only the Director of Intellectual Property, Chief Financial Officer, Vice President of Commercial Affairs, Chief Executive Officer, and Chief Scientific Officer and Executive Vice President Clinical Development and Regulatory Affairs.

(jjj)	"Labeled" or "Labeling" means any and all labels and other written, printed or graphic matter, including artwork, upon (a) the Product or any container utilized with the Product; or (b) packaging.
(kkk)
"manufacture(d)," or "manufacturing" means the storage, handling, assembly, production, processing, Labeling, testing, disposition, packaging and quality control of the Product and the raw materials and components therefor.
(lll)
"Marketing Authorization" means all necessary and appropriate regulatory approvals, including NDAs, Approval Letters, Pricing and Reimbursement Approvals, where applicable, to allow the Product to be marketed and sold in the Field in a particular country in the Territory.
(mmm)
"NDA" means a New Drug Application, and all amendments and supplements thereto, for regulatory approval by the FDA as defined in 21 CFR §314.50 et seq., as such act or Regulations may be amended, supplemented or replaced from time to time, to commence commercial sale of the Product in the United States and any other comparable term and act as applicable with regard to a new drug application and all amendments, supplements or replacements to such act or Regulations in any other country in the Territory.
(nnn)	"NDA Submission" means notification from the FDA indicating acceptance for the filing of the NDA in the United States for the Product for use in the Indication.
(ooo)
"Net Sales" means collectively, the gross amount invoiced by Fujisawa or its Affiliates or by sublicensees granted a sublicense pursuant to Section 3.7(b) for sales of the Product in the Field to a Third Party for use in the Territory (other than sales of Products by Sublicensees in Mexico), less the following as they pertain to the Product:
(i)
any and all normal and customary trade and quantity discounts and customary allowances actually granted to purchasers of a Product for returns or credits, recalls (whether in the form of a credit or free replacement actually given in place of a returned or recalled Product), allowances to end users, which are reasonable and customary in accordance with generally accepted practices in the pharmaceutical industry (whether in the form of a credit or free Product), taxes (the legal incidence of which is on the purchaser and is shown separately on a Party's invoices) and transportation, insurance and postage charges (if billed on a Party's invoices as a separate item), and payments and rebates (including Medicaid rebates given pursuant to an agreement with U.S. Department of Health and Human Services and other rebates given pursuant to a government based rebate program, including local and state rebate programs), accrued, paid or deducted pursuant to agreements (including managed care agreements and group purchasing agreements) or Applicable Laws, chargebacks and reporting rebates paid to wholesalers and other distributors.
(ii) Excise and value added taxes applicable to sales of the Product which a Party has to pay or absorb on such sales.
The Product shall be considered "sold" when billed out or invoiced.

No deductions shall be made from Net Sales for items (i) and (ii) above except to the extent of amounts for such items actually granted or paid with respect to the Product; provided that a Party may reconcile such amounts within a given calendar quarter.

No deductions shall be made from Net Sales for commissions paid to individuals whether they are with independent sales agencies or are regularly employed by a Party or its Affiliates or sublicensees and are on its or their payroll, or for the cost of collections.

Components of Net Sales shall be determined in the ordinary course of business using the accrual method of accounting in accordance with GAAP, provided that a Party may reconcile such amounts within a given calendar quarter.

In the event a Party transfers Product to a Third Party in a bona fide arm's length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm's length transaction, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by a Party in an arm's length transaction with similar customers, subject to the deductions set forth in subsection (i) above.
(ppp)	"packaging" means any and all containers, cartons, shipping cases, inserts, package insert(s) or other similar material used in packaging
(qqq)
"Patent Rights" means any and all rights under patents and patent applications (including Jointly Owned Patents), and any and all patents issuing therefrom (including utility, model, process, formulation and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals, and foreign counterparts of the foregoing and all supplements and modifications thereto.
(rrr)	"Phase III Studies" shall mean collectively the First Phase III Study, the Second Phase III Study and the Third Phase III Study.
(sss)
"Phase IV Commitment" means, as applicable, any study or program, other than an SAL Study or Post Marketing Commitment, designed to fulfill any post-approval commitments required by the FDA in the United States or by any other Competent Authority in any other country in the Territory as a condition to receiving an Approval Letter for the Product.
(ttt)	"Post Marketing Commitments" mean any post-approval commitments which are not SAL Studies or Phase IV Commitments.
(uuu)
"Pricing and Reimbursement Approvals" means any pricing and reimbursement approvals which must be obtained before placing the Product on the market in the Field in any country in the Territory in which such approval is required.
(vvv)
"Prime Rate of Interest" means the prime rate of interest published from time to time in The Wall Street Journal as the prime rate; provided, however that if The Wall Street Journal does not publish the Prime Rate of Interest, then the term "Prime Rate of Interest" shall mean the rate of interest publicly announced by Bank of America, N.A., as its prime rate, base rate, reference rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.
(www)	"Product" means finished pharmaceutical preparations for human use in all injectable or intravenous dosage forms containing RSD1235 as an active ingredient.
(xxx)
"Producer Price Index" or "PPI" means the Producer Price Index for the Pharmaceutical Industry, as published by the United States Bureau of Labor Statistics, or if such index is no longer published, then the index most comparable thereto.

(yyy)
"raw materials and components" means any and all raw materials and components (such as bulk drug, chemicals, containers, closures, packaging, Labeling, etc.) needed to manufacture clinical or commercial supplies of the Product.
(zzz)
"Regulations" means regulations, statutes, rules, guidelines and procedures promulgated by the FDA or other Competent Authority pursuant to the Act or other Applicable Laws, including current Good Clinical Practices, current Good Manufacturing Practices, as well as those regulations currently contained in Title 21 of the CFR.
(aaaa)	"Representatives", in respect of a Party, means the Party, its Affiliates, licensees, sublicensees, and their respective employees, agents, consultants, Subcontractors, and other representatives.
(bbbb)	"Royalty Term" means REDACTED
(cccc)	"RSD1235" means the chemical structure described in Exhibit 1.1(cccc).
(dddd)
"SAL Study" means a Phase IV study not required by the FDA or other Competent Authority in order to obtain any Government Approval. Such SAL Studies shall be conducted by (or on behalf of) Fujisawa's Scientific Affairs Liaison group.
(eeee)
"Second Phase III Study" means the Phase III Study, summarized in Exhibit 1.1(bb), entitled "A Phase III Prospective, Randomized, Double-blind, Placebo-controlled, Multi-Centred Tolerance and Efficacy Study of RSD1235 in Post-Cardiac Surgery Patients with Atrial Arrhythmia."
(ffff)	"Subcontractors" means Third Parties engaged to perform obligations or assist in the enjoyment of the rights of the Parties as permitted by this Agreement.
(gggg)	"Sublicense" means a sublicense granted by Fujisawa pursuant to Section 3.7(b) to promote, market, distribute, offer for sale, or sell Products in Mexico.
(hhhh)	"Sublicensee" means a Third Party to whom Fujisawa or its Affiliates has granted a Sublicense.
(iiii)	"Sublicense Revenue" means the all amounts received by Fujisawa or its Affiliates from a Sublicensee under a Sublicense, including all amounts received for sales of Product to the Sublicensee.
(jjjj)
"Successful Completion", as used in Section 4.2(a), means the JDMC's decision to continue Development of the Product in the United States within ninety (90) days of receiving the Executive Summary of the First Phase III Study.
(kkkk)	"Term" has the meaning set out in Section 13.1.
(llll)	"Territory" means the United States of America and its territories and possessions, Canada and Mexico.
(mmmm)	"Third Party" means any entity, other than Cardiome or Fujisawa or Affiliate of Cardiome or Fujisawa.
(nnnn)
"Third Phase III Study" means the Phase III Study, summarized in Exhibit 1.1(bb), entitled "Evaluation of the safety and efficacy of RSD1235 IV against placebo and/or standard drug therapies to convert patients with atrial fibrillation or atrial flutter to normal sinus rhythm."
(oooo)	"U.S. PTO" means the Unites States Patent and Trademark Office or any successor entity thereto.

(pppp)
"Valid Claim" means a claim of an issued and unexpired patent that, with respect to a specific country in the Territory: (i) has not been allowed to lapse, or has not been abandoned, withdrawn, revoked, declared unenforceable or unpatentable, or held invalid by a court or other governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (ii) has not been admitted to be rendered invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2 PRODUCT DEVELOPMENT

        2.1    Objectives

        Pursuant to the Development Plan and under the oversight of the JDMC, the Parties, as described below and in the Development Plan, shall conduct all activities necessary to obtain Marketing Authorizations for the Product for the Indication in the Territory. Specifically, with regard to the United States and Canada, such efforts will begin promptly upon execution of this Agreement. With respect to Mexico and any territories and possessions of the United States, such efforts may take place in accordance with Section 2.3(l).

        2.2    Collaboration Guidelines; Amendments to the Development Plan

        The Development Plan may only be modified by the JDMC. The Development Plan and any modifications thereto, as each may be approved by the JDMC in accordance with this Section 2.2, shall be incorporated into this Agreement as though fully set forth herein and without requiring formal or additional amendment to this Agreement.

        2.3    Development

  (a)
  The Parties shall have responsibility for the Development as set forth and otherwise in accordance with the Development Plan for the Product and RSD1235 for use in the Indication in the Field in the Territory including: process development, safety and toxicology studies, the Phase III Studies and any Phase IV Commitments and the clinical supplies for Development, but excluding both SAL Studies and Post Marketing Commitments. All Development Costs associated with the Development of Product and RSD1235 for the Indication in the Territory shall be divided as follows: 75% to Fujisawa and 25% to Cardiome under the oversight and based on the timeline and budget as approved by the JDMC and otherwise in accordance with the Development Plan. The Parties acknowledge that, subject to applicable Regulations, the clinical studies for the Development can be conducted in any country in the world.

  (b)
  Specifically, with respect to each Party's respective Development activities under this Agreement, the Parties shall, under the oversight of the JDMC:

  (i)
  use Commercially Reasonable Efforts to balance the legitimate interests and concerns of the Parties and to realize the economic potential of the Product;

  (ii)
  maintain laboratories, offices or other facilities and sufficient, capable and qualified personnel, reasonably necessary to carry out the activities to be performed by the Parties pursuant to the Development;

  (iii)
  use Commercially Reasonable Efforts to conduct research and development activities necessary to develop the Product in accordance with the Development Plan and otherwise in accordance with the terms and conditions of this Agreement;

  (iv)
  use Commercially Reasonable Efforts to ensure the adequate supply of (A) RSD1235 drug substance necessary for all pre-clinical studies and (B) the Product necessary for all clinical studies described in the Development Plan;

    (v)
    use Commercially Reasonable Efforts to complete the Development in a timely manner in accordance with the timelines and other terms and conditions of this Agreement and the Development Plan;

    (vi)
    maintain Books and Records in connection with the Development and the Development Plan, in accordance with Applicable Laws and otherwise in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including to obtain Governmental Approvals, and shall properly reflect all work done and results achieved in the performance of the Development. The Parties shall keep such Books and Records as necessary to document the inclusion of the out-of-pocket and internal costs within the Development Costs including time sheets, invoices, FTE Costs, etc. Pursuant to Section 11.5, a Party has the right to inspect such Books and Records of the other Party upon request and during normal business hours; and

    (vii)
    cooperate in the preparation of an Executive Summary as soon as practical after the completion of the First Phase III Study.

  (c)
  In addition to the requirements of Section 2.3(b), Cardiome, under the oversight of the JDMC, shall, in accordance with the Development Plan and the terms and conditions of this Agreement:

  (i)
  have primary responsibility to conduct the First Phase III Study and the Second Phase III Study and, if the JDMC determines that Cardiome shall perform the Third Phase III Study, then the Third Phase III Study as well; and

  (ii)
  use Commercially Reasonable Efforts to identify, select, qualify, and enter into definitive agreement(s) with Third Party(ies) to manufacture pre-clinical and clinical supplies of Product for the Indication in the Field in the Territory, and supply of raw materials and components for such supplies.

  (d)
  In addition to the requirements of Section 2.3(b), Fujisawa, under the oversight of the JDMC, shall, in accordance with the Development Plan and the terms and conditions of this Agreement:

  (i)
  except for the First Phase III Study, the Second Phase III Study, and the Third Phase III Study, if the JDMC determines that Cardiome shall perform such Phase III Study, have primary responsibility for all Development of the Product for the Indication in the Field in the Territory;

  (ii)
  use Commercially Reasonable Efforts to secure the Marketing Authorizations;

  (iii)
  use Commercially Reasonable Efforts to conduct process development, technical transfer and manufacturing scale up activities and other and scale-up work to develop a commercial process for the manufacture and supply of the Product for use in the Field in the Territory, including related analytical and stability work (or identify, select, qualify, and enter into definitive agreement(s) with Third Party(ies) therefor); and

  (iv)
  from and after the IND Transfer Date, Fujisawa shall have primary regulatory responsibility for the Indication in the Field in the Territory.

  (e)
  The Development Costs related to manufacturing the validation batches of a Product, which batches are manufactured for the purpose of obtaining the Approval Letter for a Product in the Field in the United States shall be divided as follows: REDACTED

  (f)
  Subject to direction from the JDMC, each Party will commit the number of FTEs required to perform the Development as contemplated by this Agreement.

  (g)
  Each Party shall pay the other Party for its respective proportionate share of Development Costs REDACTED

  (h)
  Fujisawa acknowledges that: (i) on the Signing Date, Cardiome is using certain Representatives to perform certain obligations of Cardiome hereunder; and (ii) during the term of this Agreement, Cardiome shall be permitted to engage certain Representatives to perform certain obligations of Cardiome hereunder; provided, however, the Parties agree that any such Representative engaged after the Effective Date shall be engaged only subject to the prior written consent of the JDMC. Further, in respect of all Representatives engaged after the Effective Date, Cardiome shall cause each such Representative to comply with and be bound by those terms and conditions of Cardiome under this Agreement which by their terms are intended to obligate Cardiome or its Representative(s) when providing services hereunder to the extent that such terms apply to such Representative, including Sections 2.3, Article 3, Article 6, Article 7, Article 8, Article 9, Article 10, and Article 12. With respect to those Representatives engaged by Cardiome prior to the Effective Date, Cardiome shall use its Commercially Reasonable Efforts to cause each such Representative to comply with and be bound by those terms and conditions of Cardiome under this Agreement which by their terms are intended to obligate Cardiome or its Representative(s) when providing services hereunder to the extent that such terms apply to such Representative, including Sections 2.3, Article 3, Article 6, Article 7, Article 8, Article 9, Article 10, and Article 12. Notwithstanding the foregoing, Cardiome shall remain primarily responsible to Fujisawa for complying with such applicable terms and conditions. Cardiome shall further use Commercially Reasonable Efforts to ensure that all Cardiome Representatives that provide any services to Cardiome in connection with the Development or otherwise participate in the Development execute appropriate agreements with Cardiome, in accordance with Applicable Law, that will accord to Cardiome the right to grant to Fujisawa the license rights set forth in Section 3.1 to all Improvements arising in connection with such services.

  (i)
  Cardiome acknowledges that during the term of this Agreement, Fujisawa shall be permitted to engage certain Representatives to perform certain obligations and enjoy certain rights of Fujisawa hereunder; provided, however, the Parties agree that any such Representative engaged after the Effective Date shall be engaged only subject to the prior written consent of the JDMC. Further, in respect of all Representatives engaged after the Effective Date, Fujisawa shall cause each such Representative to comply with and be bound by those terms and conditions of Fujisawa under this Agreement which by their terms are intended to obligate Fujisawa or its Representative(s) when providing services or enjoying rights hereunder to the extent that such terms apply to such Representative, including Sections 2.3, Article 3, Article 6, Article 7, Article 8, Article 9, Article 10, and Article 12. Notwithstanding the foregoing, Fujisawa shall remain primarily responsible to Cardiome for complying with such applicable terms and conditions. Fujisawa shall further use Commercially Reasonable Efforts to ensure that all Fujisawa Representatives that provide any services to Fujisawa in connection with the Development or otherwise participate in the Development execute appropriate agreements with Fujisawa, in accordance with Applicable Law, that will accord to Fujisawa the right to grant to Cardiome the license rights set forth in Section 3.4 to all Improvements arising in connection with such services (to the extent such Improvements would otherwise be licensed under Section 3.4).

  (j)
  Fujisawa shall be permitted to subcontract obligations of Fujisawa under this Article 2 to Fujisawa Affiliates without the prior consent of the JDMC, provided Fujisawa remains primarily responsible to Cardiome for complying with the terms and conditions herein.

  (k)
  Fujisawa shall have the right, which shall be exercised in good faith and in accordance with prudent scientific judgment and under the oversight of the JDMC, during the Development to substitute the Current Formulation with another formulation of RSD1235. REDACTED

  (l)
  REDACTED

  (m)
  Other than with respect to the JDMC's continued oversight and coordination of any Phase IV Commitment, Development for a Product in the Field for each particular country in the Territory will continue until the issuance of an Approval Letter for a Product in the Field in such country in the Territory,

        2.4    Joint Development Management Committee

  (a)
  Within ten (10) days after the Effective Date, the Parties will form a Joint Development Management Committee ("JDMC"), which shall coordinate and direct the Development under the Development Plan and otherwise under the terms and conditions of this Agreement. Any changes to any Development Plan shall be approved in advance by the JDMC. The JDMC may delegate certain responsibilities to the Parties. Other than the oversight and coordination of any Phase IV Commitment, the JDMC shall no longer have any responsibilities with respect to a particular country in the Territory upon the issuance of an Approval Letter for a Product in the Field in such country.

  (b)
  The JDMC shall be responsible for coordinating the Parties' respective duties and efforts with regard to:

  (i)
  developing and overseeing the Development, including responsibility for all regulatory strategies involving Marketing Authorizations, meetings with the FDA and other Competent Authorities, as well as shelf-life and other manufacturing issues arising prior to an Approval Letter being issued for a Product in the Field in each country in the Territory;

  (ii)
  making all decisions related to development, clinical trials and budgets in connection with the Development and the Development Plans, including determining the responsibilities of each Party in the performance of the Third Phase III Study;

  (iii)
  managing the Development conducted under the Development Plans;

  (iv)
  the Parties' respective obligations under Sections 2.3(a), 2.3(b), 2.3(c) and 2.3(d);

  (v)
  managing any Phase IV Commitment;

  (vi)
  coordinating the Parties' respective responsibilities regarding regulatory matters; and

  (vii)
  monitoring the progress and results of such work, all based on the principles of prompt, diligent and commercially reasonable development of Products consistent with generally accepted practices in the pharmaceutical industry.

  (c)
  The JDMC shall not have any responsibilities in connection with:

  (i)
  in respect of each country in the Territory, any clinical study after an Approval Letter is issued for a Product in the Field in such country, including any SAL Studies and Post Marketing Commitments;

  (ii)
  any commercialization or marketing activities in connection with a Product;

  (iii)
  in respect of each country in the Territory, any regulatory responsibility with respect to and relative to a Product in the Field in the Territory from and after an Approval Letter is issued for a Product in the Field in such country; or

    (iv)
    in respect of each country in the Territory, any manufacturing of commercial supplies of Product after an Approval Letter is issued for a Product in the Field in such country.

  Any such post Approval Letter clinical study(ies), commercialization, manufacturing, marketing and regulatory activities, shall be the sole right and responsibility of Fujisawa.

  (d)
  The JDMC shall be comprised of two (2) voting representatives of each of Cardiome and Fujisawa. Each Party may change its representatives on the JDMC at any time upon written notice to the other Party. Fujisawa shall select one (1) member of the JDMC to act as the chairperson of the JDMC and Cardiome shall select one member of the JDMC to act as the secretary of the JDMC.

  (e)
  REDACTED

  (f)
  REDACTED

  (g)
  REDACTED

  (h)
  REDACTED

  (i)
  REDACTED

        2.5    No Obligation to Develop or Commercialize other Indications

        Fujisawa shall have full freedom and flexibility in its decisions concerning the development and commercialization of all other indications in the Field in the Territory other than the Indication, including the decision of whether or not to obtain Marketing Approvals therefor. Fujisawa shall have no obligations, express or implied, to pursue such other indications. In the event Fujisawa determines to pursue any such other indications, then Fujisawa, at its cost and expense shall develop and commercialize any such other indications and shall have sole right and decision making authority with respect thereto.

        2.6    Replacement of Lead Compound

  (a)
  The Parties acknowledge and agree that RSD1235 is the lead development compound in the Collaboration. In the event of the failure of RSD1235 (as determined by the JDMC) prior to First Commercial Sale, Fujisawa may replace RSD1235 with a Backup Compound within 180 days of such failure by providing Cardiome with written notice thereof, which notice shall include the reason(s) for making any such replacement and the identity of the particular Backup Compound replacing RSD1235. If Fujisawa delivers such notice to Cardiome, Fujisawa shall have license rights with respect to such Backup Compound, and the right to proceed with the development and commercialization thereof, under the terms and conditions set out in this Agreement, as if such Backup Compound were RSD1235, and the JDMC will then promptly and expeditiously prepare a Development Plan for such Backup Compound, which will include an allocation of responsibilities for the Parties. Subject to Section 2.6(b), Fujisawa shall be responsible for the Development Costs in connection with any Backup Compound. The Parties acknowledge and agree that Fujisawa shall have no responsibility to conduct in parallel development activities with respect to any Backup Compound. This Section shall apply to each of the Backup Compounds mutatis mutandis. Cardiome shall be prohibited from granting any rights with respect to any Backup Compounds during the Term that would affect Fujisawa's ability to exclusively develop and commercialize (under the terms herein) any Backup Compound upon Fujisawa's selection thereof.

  (b)
  In the event that any milestones or royalties are payable by Fujisawa to Cardiome in respect of a Backup Compound that has replaced RSD1235, Fujisawa may recover from Cardiome up to 25% of the Development Costs for such Backup Compound solely as set out in this Section 2.6(b). Cardiome's sole obligation in respect of such Development Costs shall be that

    Fujisawa may credit 25% of such Development Costs against any such royalties and milestone payments in accordance with Section 4.5.

        2.7    Alternative Synthetic Route

        REDACTED

        2.8    Changes to Phase IIB Study

        REDACTED

        2.9    Post Development Studies and Commitments

        Fujisawa shall use Commercially Reasonable Efforts to (or identify, select, qualify, and enter into definitive agreement(s) with Third Party(ies) to) conduct any SAL Study or any other Post Marketing Commitment.

ARTICLE 3 LICENSE

        3.1    License Terms

        Cardiome hereby grants to Fujisawa an exclusive (even as to Cardiome), royalty-bearing license under the Cardiome Technology to:

  (a)
  develop and manufacture Products for use in the Territory in the Field (and have Products made by Fujisawa's Representatives on Fujisawa's behalf); and

  (b)
  use, promote, market, distribute, offer for sale, sell, export and import Products in the Territory for use in the Field (and to have Fujisawa's Representatives market and promote Products in the Territory for use in the Field on Fujisawa's behalf);

with the right to sublicense (as provided in Section 3.7 below), and assign (as provided Section 16.2 below) the foregoing.

        3.2    Ownership of Intellectual Property

  (a)
  Fujisawa acknowledges that it shall have no right, title or interest in or to the Cardiome Technology except as set forth in this Agreement. Nothing in this Agreement shall be construed to grant Fujisawa any rights or license to any Intellectual Property of Cardiome other than as expressly set forth in this Agreement.

  (b)
  Cardiome acknowledges that it shall have no right, title or interest in or to the Fujisawa Technology except as set forth in this Agreement. Nothing in this Agreement shall be construed to grant Cardiome any rights or license to any Intellectual Property of Fujisawa other than as expressly set forth in this Agreement.

        3.3    Ownership of Collaboration Data

        Notwithstanding Sections 3.2(a) and 3.2(b), Fujisawa shall own all Collaboration Data. Accordingly, Cardiome hereby assigns and agrees to assign to Fujisawa all right, title and interest, including rights to Intellectual Property in and to such data, and Cardiome shall execute all documents as may be reasonably necessary to accomplish same. Collaboration Data shall be deemed Fujisawa Confidential Information and shall be subject to the terms set forth in Article 8.

        3.4    License to Cardiome

        Fujisawa hereby grants to Cardiome:

  (a)
  an exclusive (even as to Fujisawa and its Affiliates), royalty-free and perpetual license under the FHI Technology, to:

  (i)
  develop and manufacture pharmaceutical products containing RSD1235 or the Backup Compounds as an active ingredient (and to have such products made by Cardiome's Representatives on Cardiome's behalf); and

  (ii)
  use, promote, market, distribute, offer for sale, sell, export and import such products outside the Territory and inside the Territory but outside the Field (and to have Cardiome Representatives market and promote such products outside the Territory and inside the Territory but outside the Field on Cardiome's behalf); and

  (b)
  a non-exclusive, royalty-free and perpetual license under the Fujisawa Japan Technology, to:

  (i)
  develop and manufacture pharmaceutical products containing RSD1235 or the Backup Compounds as an active ingredient (and to have such products made by Cardiome's Representatives on Cardiome's behalf); and

  (ii)
  use, promote, market, distribute, offer for sale, sell, export and import such products outside the Territory and inside the Territory but outside the Field (and to have Cardiome Representatives market and promote such products outside the Territory and inside the Territory but outside the Field on Cardiome's behalf);

with the right to sublicense (as provided in Section 3.7 below), and assign (as provided Section 16.2 below) the foregoing.

        3.5    Notice of Collaboration Data and Improvements

        Each Party shall give the other Party notice and a copy of any Improvement or Collaboration Data licensed to the other Party hereunder periodically, but no less than semi-annually and provide to such other Party copies of any and all documentation in connection with same, including any patents and patent applications.

        3.6    Cardiome's Reservation of Rights

        Except as otherwise licensed to Fujisawa hereunder and subject to Section 11.1, Cardiome may exploit the Cardiome Technology for any purpose, including to use, develop, market, promote, distribute, offer for sale, sell, manufacture, export and import the Product:

  (a)
  outside the Territory; and

  (b)
  inside the Territory but outside the Field.

        3.7    Sublicenses

  (a)
  Each Party shall have the right to sublicense rights granted in Sections 3.1 and 3.4 respectively to its Affiliates. Such Party shall cause its Affiliates to comply with and be bound by those terms and conditions of such Party under this Agreement that by their terms are intended to obligate such Party or its Affiliates commercializing the Product (or other RSD1235 products in the case of Cardiome) as permitted hereunder, including (as applicable to each Party) Sections 3.2, 3.8, Article 5, Article 6, Article 7, Article 8, Article 9, Article 10, Article 11 and Article 12. Notwithstanding the foregoing, such Party shall remain primarily responsible for complying with such applicable terms and conditions. A breach by any such Affiliate of any such obligation shall constitute a breach by such Party of this Agreement and shall entitle the other Party to exercise its rights hereunder, in addition to any other rights and remedies to which such other Party may be entitled.

  (b)
  Fujisawa shall have the right to sublicense rights granted in Sections 3.1 only to Third Parties in Mexico without the prior consent of Cardiome, and to Third Parties in countries in the Territory other than Mexico with Cardiome's approval, such approval not to be unreasonably withheld or delayed, in each case subject to the following: Fujisawa shall give Cardiome prompt notice of the execution of any sublicense. Within thirty (30) calendar days after execution of a sublicensing agreement, Fujisawa shall provide Cardiome with a copy thereof (provided that, except in respect of a Sublicense, Fujisawa shall be permitted to redact the financial terms of such agreement). All sublicenses granted by Fujisawa shall be personal to the sublicensee and shall not be further sublicensable or assignable without Fujisawa's prior written consent, which consent shall not be unreasonably withheld. Such sublicenses shall terminate upon the termination of Fujisawa's rights granted herein. Each sublicense shall contain covenants by the sublicensee for the benefit of Cardiome and Fujisawa for such sublicensee to observe and perform materially the same terms and conditions as those set out for Fujisawa in this Agreement to the extent applicable. In the event Fujisawa grants sublicenses to others to sell Product outside of Mexico, such sublicenses shall include an obligation for the sublicensee to account for and report its Net Sales on the same basis as if such sales were Net Sales by Fujisawa, and Cardiome shall receive royalties from Fujisawa in the same amounts as if the Net Sales of the sublicensee were Net Sales of Fujisawa. In the event that Fujisawa becomes aware of a material breach of any such sublicense by the sublicensee, Fujisawa shall promptly notify Cardiome of the particulars of same and use its Commercially Reasonable Efforts to enforce the terms of such sublicense.

  (c)
  Cardiome shall have the right to sublicense rights granted in Sections 3.4 to Third Parties with Fujisawa's approval, such approval not to be unreasonably withheld or delayed, in each case subject to the following: Cardiome shall give Fujisawa prompt notice of the execution of any sublicense. Within thirty (30) calendar days after execution of a sublicensing agreement, Cardiome shall provide Fujisawa with a copy thereof (provided that Cardiome shall be permitted to redact the financial terms of such agreement). Such sublicenses shall terminate upon the termination of Cardiome's rights granted herein. Each sublicense shall contain covenants by the sublicensee for the benefit of Fujisawa and Cardiome for such sublicensee to observe and perform materially the same terms and conditions as those set out for Cardiome in this Agreement to the extent applicable. In the event that Cardiome becomes aware of a material breach of any such sublicense by the sublicensee, Cardiome shall promptly notify Fujisawa of the particulars of same and use its Commercially Reasonable Efforts to enforce the terms of such sublicense.

        3.8    Certain Improvements Post Development

  (a)
  When either Party enters into any agreement or other arrangement with a Third Party or Representative that may result in the development, creation or acquisition of Improvements, such Party will use Commercially Reasonable Efforts not to limit or otherwise restrict its ability to grant a license or sublicense to such Improvements to the extent provided for herein without violating the terms of any such agreement or other arrangement.

  (b)
  If either Party Controls any Improvements to which it is obligated to grant a license pursuant to the terms of this Agreement, where the grant of a license or sublicense to same as provided for herein requires the payment of material licensing fees or royalties to any Third Party or Representative, then such Party shall in a timely fashion offer to the other Party in writing a license or sublicense to the rights to such Improvements. Within a reasonable period of time (but not to exceed sixty (60) days (or such longer time as mutually agreed to by the Parties in writing) after receipt of an offering Party's offer), the other Party shall either accept the license or sublicense of same and pay to the offering Party the amount of such material licensing fees or royalties, or advise the offering Party that it does not wish to obtain such rights.

  (c)
  In the event that:

  (i)
  a Party, using Commercially Reasonable Efforts, fails to obtain the ability to grant a license or sublicense as provided for in Section 3.8(a) without violating the terms of any such agreement or other arrangement, then the rights to any such Improvements shall be excluded from the applicable grant(s) of license to the other Party set out in this Agreement; or

  (ii)
  either Party advises other Party that it does not wish to obtain the rights referred to in Section 3.8(b), or if such Party fails to notify the other Party within a reasonable period of time (not to exceed sixty (60) days (or agreed upon longer period) as noted above) that it accepts such license or sublicense, then such rights shall be excluded from the applicable grant(s) of license to the other Party set out in this Agreement; or

  (iii)
  either Party advises the other Party that such Party does wish to obtain the rights referred to in Section 3.8(b) within a reasonable period of time (not to exceed sixty (60) days (or agreed upon longer period) as noted above), then such rights shall be included in the applicable grant(s) of license to the other Party set out in this Agreement.

ARTICLE 4 PAYMENTS

        4.1    Initial Fees and Consideration

  (a)
  Fujisawa shall pay to Cardiome a one-time, non-refundable payment of Ten Million Dollars ($10,000,000) on the Effective Date.

  (b)
  Fujisawa and Cardiome shall enter into the Stock Purchase Agreement as of the Effective Date, the form of which is attached hereto as Exhibit 4.1(b).

        4.2    Product Milestone Payments

        Fujisawa shall pay to Cardiome, as licensing fees, the following milestone payments:

          REDACTED

        4.3    Royalties

        During the Royalty Term, Fujisawa shall owe and pay to Cardiome a royalty of Net Sales and Sublicense Revenue during each calendar year in the following, incremental manner:

          REDACTED

        4.4    Backup Compounds

        If development of RSD1235 is replaced with a Backup Compound in accordance with Section 2.6 prior to the occurrence of one or more milestone(s) described in Section 4.2, Fujisawa will be obligated to pay such milestone payments only upon the occurrence of such milestones in respect of the Backup Compound replacing RSD1235. Subject to Section 2.6(b), Fujisawa will make the milestone payment for that and each subsequent milestone achieved by the Backup Compound and shall pay the royalties respecting such Backup Compound in accordance with the terms and conditions of this Agreement as if such Backup Compound were RSD1235.

        4.5    Reduction in (and Deductions From) Royalties and Milestones

  (a)
  REDACTED

  (b)
  The maximum amount of any such deduction(s) arising pursuant to such Sections from any royalty and milestone payments due Cardiome hereunder in a given quarter shall be REDACTED

  (c)
  REDACTED

  (d)
  REDACTED

  (e)
  REDACTED

  (f)
  Notwithstanding the rest of this Section 4.5, Fujisawa may set off against any royalties or milestones due to Cardiome under this Agreement any Losses unrecovered by Fujisawa due to Cardiome's failure to pay amounts as required under Section 10.2 (Indemnity of Disclosed Matters).

  (g)
  Subject to Section 4.5(f), and except as otherwise permitted in this Section 4.5, Fujisawa shall pay Cardiome the payments due Cardiome under this Agreement without withholding, deduction, offset or setoff.

  (h)
  After the expiration of the Royalty Term for a Product with respect to any relevant country, Fujisawa shall have no further obligation to pay royalties to Cardiome in such country for such Product.

        4.6    Payment Terms

  (a)
  Within forty-five (45) days of the end of each calendar quarter following the First Commercial Sale, Fujisawa shall provide Cardiome with a written report, in a form to be agreed between the Parties, acting reasonably, accompanied by full payment of all royalties accrued and owing to Cardiome during such quarter, of: (i) Net Sales and Sublicense Revenue during such quarter; (ii) withholding taxes, if any, required by Applicable Laws to be deducted with respect to such sales; (iii) the dates of the First Commercial Sale of the Product in any country in the Territory during the reporting period; (iv) the exchange rates, if any used to determine the amount of United States dollars; and (v) the calculation of Sublicense Revenue, Net Sales and the royalties owed (collectively, the "Royalty Statement"). The Royalty Statement shall be in reasonably specific detail, on a country-by-country basis, and segmented according to sales by Fujisawa, each Affiliate and each sublicensee. If Fujisawa intends to disclose publicly any information regarding Sublicense Revenue or Net Sales, Fujisawa will provide to Cardiome the written report set out in this Section 4.6(a) including such Sublicense Revenue or Net Sales (whichever is applicable) at least five (5) days prior to such public disclosure.

  (b)
  All payments hereunder shall be payable in United States dollars and shall be made net of any withholding tax and without deduction, except as expressly set forth herein. With respect to each month in each calendar quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of such month within the applicable calendar quarter. All payments owed under this Agreement shall be made by wire transfer to a bank account designated in writing by the receiving Party.

  (c)
  In the event that any payments due hereunder are not made when due, each such payment shall accrue interest from 10 days after the date due until paid at the Prime Rate of Interest plus 3%. The payment of such interest shall not limit or otherwise be deemed to be in satisfaction of a Party exercising any other rights it may have under this Agreement arising from the other Party's failure to make such payment when due.

  (d)
  Each Party will comply with all applicable tax filing requirements (e.g., W8-BEN filings, etc.) in order to maintain the benefits of the Tax Treaty between the United States and Canada. In the event that Applicable Law requires the withholding of taxes of any type with respect to any royalty, indemnification or other amounts due and payable under this Agreement by either Party, both Parties shall use commercially reasonable efforts in claiming exemption from such withholdings under any double taxation or similar agreement or treaty from time to time in force. In the event a Party is so required to withhold, such paying Party shall pay the relevant taxation authority the amount necessary to comply with the Applicable Law, and the amount payable to payee Party hereunder shall be increased as may be necessary so that after the paying Party makes all required deductions or withholdings, the payee Party shall receive an amount equal to the amount it would have received had no such deductions or withholdings been made (i.e. "grossed-up"). However, in the event that, at the time of any such payment by the paying Party or at any time thereafter, the payee Party utilizes any tax credits that resulted from the paying Party's withholding deposits, the payee Party shall remit all such amounts to the paying Party immediately upon the payee Party's utilization thereof. The payee Party shall use commercially reasonable efforts to preserve and utilize as a tax credit any amounts so paid by the paying Party as soon as possible in a manner consistent with the payee Party's other tax attributes, taking into consideration expiry of such tax attributes and exercising all elections available to the payee Party under the Applicable Law (including capitalization of qualified research and development expense and capitalization of expiring foreign tax credits into future net operating loss carryforwards). Notwithstanding the foregoing, in the event the payee Party changes its form of corporate organization, and such change causes the payee Party to lose its ability to enjoy the protection of existing Applicable Law relative to the withholding of taxes, the paying Party shall have the right to withhold from any royalty or payment due and payable to the payee Party under this Agreement any taxes required to be withheld under Applicable laws (i.e. not "grossed-up").

  (e)
  Notwithstanding any other provision of this Agreement, if either Party is prevented from paying any payments by virtue of the Applicable Laws of the country from which the payment is to be made, then such payment may be paid by depositing funds in the currency in which it accrued to the Receiving Party's account in a bank acceptable to the Receiving Party in the country whose currency is involved.

  (f)
  In the event Fujisawa, its Affiliate(s) or sublicensees (other than Sublicensees) receive any non-monetary consideration in connection with the sale of the Product, the Net Sales of such Product shall be calculated based on the fair market value of such other consideration. Fujisawa shall disclose the terms of such arrangement to Cardiome and the Parties shall endeavour in good faith to agree on such fair market value as promptly as possible.

ARTICLE 5 COMMERCIALIZATION OF THE PRODUCT

        5.1    Marketing Efforts

  (a)
  Fujisawa shall: (i) have the exclusive right, at its cost, to promote, market, distribute, offer for sale, sell, import and export the Product in the Field in the Territory; (ii) be solely responsible for using Commercially Reasonable Efforts, for the promotion, marketing, distribution, offering for sale, selling, importing and exporting the Product in the Field in the Territory; and (iii) have the sole responsibility and decision making authority using Commercially Reasonable Efforts with regard to any and all aspects of the promotion, marketing, distribution, offering for sale, selling, importing and exporting of the Product in the Field in the Territory, including all Labeling, marketing plans, marketing strategy, pricing decisions, and the nature and type of advertising and marketing materials, including all Promotional Materials (as defined in Section 6.4(a)).

  (b)
  Subject to the terms of this Agreement, including Sections 2.3(l) and 2.5, Fujisawa agrees to use Commercially Reasonable Efforts to manufacture, promote, market, distribute, offer for sale, sell, and import and export the Product in the Indication in the Field in the United States. Without limiting the generality of Section 2.5, Fujisawa shall have no obligation to manufacture, promote, market, distribute, offer for sale, sell, or import and export the Product for any other indication.

  (c)
  Fujisawa shall promptly advise Cardiome of any issues of which Fujisawa becomes aware that materially and adversely affect Fujisawa's ability to develop, manufacture, promote, market, distribute, offer for sale, sell, export or import the Product in the Territory. In such event, senior executives of Fujisawa and Cardiome shall meet and in good faith discuss what actions should be taken in light of such issues. If the Parties cannot resolve any such issue, either Party may invoke the dispute resolution procedure in Section 14.1.

  (d)
  Fujisawa shall provide Cardiome prompt notice of the following events during the Term: (i) the First Commercial Sale of a Product in the Field in each country in the Territory, if and when such occurrence takes place; (ii) when the milestones as provided in Section 4.2 have occurred; and (iii) any written publications generated from a SAL Study(ies) or Post Marketing Commitment(s) prior to publication, on the terms set out in Section 8.2.

        5.2    Consequence of No Sales

        Fujisawa shall be deemed to have breached its obligation to use Commercially Reasonable Efforts in conducting marketing of a Product in any country in the Territory if, for a continuous period of REDACTED at any time following First Commercial Sale of the Product in any such country, no sales of the Product are made by Fujisawa or its Affiliates or sublicensees in the Field in the ordinary course of business in such country, unless Fujisawa is prevented, restricted, interfered with or delayed in making such sales by reason of: (i) Force Majeure (as defined in Section 0); or (ii) due to any breach of this Agreement by Cardiome. In such event, this Agreement shall terminate with respect to any such country. No termination pursuant to this Section shall terminate this Agreement with respect to any other country in the Territory.

        5.3    Marketing Update

  (a)
  Following receipt of an Approval Letter from the FDA for the Product or an equivalent letter from a Competent Authority, Fujisawa shall provide Cardiome on a semi-annual basis during the Term (every February 1 and August 1) with reports in reasonable detail describing Fujisawa's material marketing efforts with respect to the Product in the Territory during the immediately preceding six (6) month period and all existing marketing plans for the Product for the immediately following twenty-four (24) month period. Such reports and plans will be provided to Cardiome commencing ninety (90) days after receipt of such Approval Letter with the next such report to be provided on the February 1 or August 1 deadline next following the initial report (provided that if this would result in the second report being provided within less than six (6) months, Fujisawa may deliver the second report at the next applicable deadline). The Parties shall meet once annually to review all such reports. The Chief Executive Officer, or the designee of the Chief Executive Officer, of Cardiome and a senior marketing executive of Fujisawa shall attend such meeting.

  (b)
  Fujisawa agrees to consider Cardiome's input and comments that Cardiome may provide related to any such report for any applicable period; provided, however, Fujisawa shall have the right to either accept or reject such input and comments in whole or in part in Fujisawa's sole discretion for any reason whatsoever, and Fujisawa shall have the final and sole right and responsibility and decision-making authority for all matters related to any such report(s).

        5.4    Manufacturing

  (a)
  Unless Fujisawa is prevented, restricted, interfered with or delayed in making such efforts by reason of: (i) Force Majeure; or (ii) otherwise due to any breach of this Agreement by Cardiome; Fujisawa shall use Commercially Reasonable Efforts, at its own expense, to:

  (i)
  supply raw materials and components for the commercial supply of the Product, including RSD1235; and

  (ii)
  manufacture or have manufactured adequate supplies of the Product for use in the Field in the Territory;

    (or identify, select, qualify, and enter into definitive agreement(s) with Third Party(ies) therefor).

  (b)
  Fujisawa shall use its Commercially Reasonable Efforts to resolve any shelf-life, regulatory and other manufacturing issues respecting the Product.

  (c)
  Fujisawa agrees that: (i) Cardiome and its Representatives shall be entitled to contract directly with any Third Party with whom Fujisawa has entered into such definitive agreement(s) under Section 5.4(a) and (ii) such definitive agreement(s) shall not contain any contractual provision that would prohibit Cardiome and its Representatives from contracting directly or otherwise having access to any such Third Party(ies) as part of either manufacturing any product for use outside the Territory or any product for use inside the Territory, but outside the Field.

  (d)
  If Fujisawa manufactures the Product itself or through Third Part(ies), Fujisawa will provide reasonable technical assistance for a reasonable period of time, at Cardiome's cost and expense, to provide Cardiome and its Representatives with the information regarding the Fujisawa Technology licensed to Cardiome under Section 3.4 reasonably necessary to exploit such license.

  (e)
  Without limiting the generality of Section 3.4, for use outside the Territory or any product containing RSD1235 or a Backup Compound as an active ingredient for use inside the Territory, but outside the Field, Cardiome and its Representatives shall have the right to reference and use and have full access at no cost to all regulatory documents filed with Competent Authorities by Fujisawa, its Representatives or manufacturers to the extent relating to the Product, including the NDA and drug master file ("DMF") whether as an independent document or as part of the NDA, and all chemistry, manufacturing and controls information contained in any DMF or otherwise contained or referred to in any NDA owned or controlled by Fujisawa for the Product in the Field in the Territory. Notwithstanding the foregoing if the DMF is held by any of the Representatives and Fujisawa is only allowed the right to cross-reference such DMF, then Cardiome's right to such DMF shall similarly be limited to cross-reference rights.

        5.5    Cost of Goods

        REDACTED

        5.6    Patent Marking

        Fujisawa shall use Commercially Reasonable Efforts to ensure that where legally permissible in any country in the Territory and provided there is adequate space available, Fujisawa shall identify any applicable Cardiome Patent Rights with any reasonable patent marking notification(s) on any packaging.

ARTICLE 6 REGULATORY COMPLIANCE

        6.1    Ownership and Maintenance of Governmental Approvals

  (a)
  Fujisawa will own all Marketing Authorizations for each country in the Territory for use in the Field. Without limiting the generality of the foregoing, Fujisawa shall prepare and submit in its own name the NDA with the FDA in the U.S. and any other equivalent application with the Competent Authorities in other countries in the Territory. Without acting as a limitation to any other provision under this Agreement, Fujisawa shall maintain a current and valid DMF on the Product, whether as an independent document or as part of the NDA, which it shall keep up to date at all times during the Term or shall cause a Representative to similarly maintain the same or grant the Representative reference rights to Fujisawa's DMF for the Product.

  (b)
  Other than those required to be maintained by Cardiome under Section 6.5(b), Fujisawa shall secure and maintain, at its sole cost and expense (except for those expenses specifically included as Development Costs under this Agreement), any and all Governmental Approvals (including Marketing Authorizations, licenses, permits and consents, facility licenses and permits required by Applicable Laws or by the applicable Competent Authorities) necessary or required for Fujisawa to perform its obligations under this Agreement and use Commercially Reasonable Efforts at its cost and expense (except for those expenses specifically included as Development Costs under this Agreement) to secure and maintain any variations and renewals thereof.

  (c)
  Excluding Marketing Authorizations and subject to Section 6.5(b), Cardiome shall secure and maintain, at its sole cost and expense (except for those expenses specifically included as Development Costs under this Agreement), any and all Governmental Approvals (including licenses, permits and consents, facility licenses and permits required by Applicable Laws or by the applicable Competent Authorities) necessary or required for Cardiome to perform its obligations under this Agreement and use Commercially Reasonable Efforts, at its cost and expense (except for those expenses specifically included as Development Costs under this Agreement) to secure and maintain any variations or renewals thereof.

        6.2    Adverse Drug Event Reporting and Post Marketing Surveillance

  (a)
  Each Party, on behalf of itself, its Affiliates and any permitted sublicensees, shall advise the other Party, by telephone or facsimile, promptly but in no event later than five (5) calendar days after a Party, its Affiliates or sublicensees becomes aware of any serious adverse drug experience (as defined in 21 CFR §312.32(a) or its equivalent under Applicable Law(s) as the same may be amended, supplemented or replaced from time to time (a "SADE") involving the Product. Such advising Party shall provide the other Party with a written report delivered by confirmed facsimile of any SADE, stating the full facts known to such Party, including investigator name, site details, if any, customer name, if any, address, telephone number, batch, lot and serial numbers, and other information as required by Applicable Laws. After receipt by the Parties of an Approval Letter in any country, Fujisawa shall have full responsibility in such country (along with the assistance and cooperation of Cardiome) for: (i) monitoring all adverse experiences, including SADEs (collectively, "AEs"); (ii) data collection activities that occur between Fujisawa and the patient or medical professional, as appropriate, including any follow-up inquiries which Fujisawa deems necessary or appropriate; and (iii) meeting the requirements of the Competent Authorities, including the submission of AE individual reports and periodic reports. As the holder of the Marketing Authorizations, any reporting (and follow-up thereto) to the Competent Authorities shall remain the responsibility of Fujisawa.

  (b)
  In the event either Party requires information regarding AEs with respect to reports required to be filed by it in order to comply with Applicable Laws, including obligations to report AEs to the Competent Authorities, each Party agrees to provide such information to the other in sufficient time to enable each Party to report such AEs to the Competent Authorities in accordance with Applicable Laws.

  (c)
  Each Party shall designate to the other Party a qualified person under Applicable Laws to be responsible for AE reporting in each country in the Territory.

  (d)
  If the report of an AE causes a Competent Authority to request a Labeling revision or any other corrective action, or if Fujisawa believes it is necessary to have a Labeling revision or conduct a post marketing surveillance program as a result of an AE, then Fujisawa shall determine all of the material terms and conditions of such Labeling revision, corrective action or post marketing surveillance program in consultation with the applicable Competent Authority. Upon Fujisawa's request, Cardiome will cooperate with Fujisawa with respect to any of the foregoing. The costs of such Labeling revision, corrective action or post marketing surveillance program shall be borne one hundred percent (100%) by Fujisawa. Notwithstanding the foregoing, however, the Parties agree that if any such Labeling revision or corrective action or post marketing surveillance program is due to the negligence or willful misconduct in the conduct of the Development by Cardiome or its Representatives or their conduct of the pre-clinical and clinical research and development activities in connection with the Product or RSD1235 prior to or after the Signing Date, then, in such event, the costs of any such Labeling revision, corrective action, or post marketing surveillance program, as the case may be, shall be borne one hundred percent (100%) by Cardiome.

        6.3    Assistance

        Each Party shall provide reasonable assistance to the other at the other's request, in connection with their obligations pursuant to this Article 6, the requesting Party shall reimburse all of the other Party's reasonable out-of-pocket costs of such assistance, subject to the allocation of costs determined pursuant to this Article 6.

        6.4    Compliance

        Subject to the other terms and conditions of this Agreement, the Parties agree to the following general compliance provisions:

  (a)
  Fujisawa shall be responsible for compliance in all material respects with Applicable Laws and the Governmental Approvals relating to its activities under this Agreement, including the Development, development for other indications, the manufacturing, distribution, marketing, advertising, promoting, selling, importation and export of the Product, including the maintenance of the Marketing Authorizations and other requirements of a Competent Authority applicable thereto, obtaining and holding all necessary permits and any other requirements relating to its activities under this Agreement, including the Development, development for other indications, the manufacturing, distribution, marketing, advertising, promoting, selling, importation and export of the Product. Any and all Labeling and packaging and any and all proposed change to any such Labeling and packaging shall be determined by Fujisawa, which shall have the sole right and decision-making authority with respect thereto. Fujisawa shall have the sole right and decision making authority with respect to any and all advertising, sales and marketing materials (collectively the "Promotional Material(s)") and shall be responsible for all interactions with the Competent Authorities in connection with such Promotional Materials. Fujisawa shall submit any required changes to the Labeling or packaging to the Competent Authorities in a timely fashion at Fujisawa's expense.

  (b)
  Cardiome shall be responsible for compliance in all material respects with Applicable Laws and Government Approvals relating to its activities under this Agreement, including the Development to be conducted by Cardiome.

  (c)
  As provided in this Agreement with regard to each Party's obligations hereunder, Fujisawa and Cardiome (as the case may be) shall each comply in all material respects with all Applicable Laws within the Territory, including the provision of information by Fujisawa and Cardiome to each other necessary for Cardiome and Fujisawa, as the case may be, to comply with any applicable reporting requirements and Governmental Approvals required; and maintaining any and all licenses, permits and consents necessary or required for complying with such Party's obligations under this Agreement. During the Term, each Party agrees to execute and deliver to the other Party any certifications that may be required by Applicable Laws, including any debarment certification. Each Party shall cause their respective Representatives to comply with this Section 6.4.

  (d)
  Each Party shall promptly notify (in any event within three (3) business days) the other Party of any written or oral notices received from, or inspections by, the FDA, or other Competent Authority, which materially impact the Product or RSD1235, the Development or the Marketing Authorizations, and shall promptly inform the other Party of any responses to such written notices or inspections and the resolution of any issue raised by the FDA or other Competent Authority.

        6.5    General Regulatory Matters

  (a)
  During the Development, the JDMC shall have all regulatory responsibility with respect to and relative to the Product or RSD1235 in the Field in the Territory and has the sole right and decision making authority with respect to all such regulatory matters, including reaching agreement on all regulatory matters with the FDA and any other Competent Authority. Subject to the foregoing, from and after the IND Transfer Date, Fujisawa, under the oversight of the JDMC, shall have primary regulatory responsibility for the Indication in the Field in the Territory. From and after Fujisawa's receipt of the applicable Approval Letter from a particular country in the Territory for the Indication, the JDMC shall no longer have any regulatory responsibility or oversight with respect to the Indication in such country. From and after Fujisawa's receipt of any such Approval Letter, Fujisawa shall have sole right and decision making authority with respect to all regulatory matters for the Indication, as well as other indications, in such country.

  (b)
  The Parties acknowledge that Cardiome, as of the Signing Date, owns and holds certain Governmental Approvals in connection with the research and development of the Product or RSD1235 in the Field, including the IND and the CTA. Cardiome shall be responsible for the filing and maintenance of all such Governmental Approvals, with costs and expenses associated therewith to be included in Development Costs. During the time that Cardiome is the holder of the IND and CTA, Cardiome shall comply with all Applicable Laws applicable to the holder of the IND, including process, track and report all IND Safety Reports (as defined by the FDA in the U.S and Health Canada in Canada). No later than one hundred twenty (120) days prior to the anticipated date of the pre-NDA meeting with the FDA for the Indication, or earlier upon the JDMC's request (the "IND Transfer Date"), Cardiome shall transfer to Fujisawa, without any additional consideration, all such Governmental Approvals in the Field (including the IND and CTA) then owned or held by Cardiome.

  (c)
  During the time that Cardiome is the holder of such Governmental Approvals during the Development, Fujisawa shall be entitled to attend any and all meetings and participate in telephone calls with the Competent Authorities, including any meeting preparation, meeting co-ordination, preparation of minutes and pre-NDA meeting with the FDA. During such time as Cardiome is the holder of such Governmental Approvals, subject to Cardiome's obligations under Section 6.5(b) and Applicable Laws during the period of time in which it is the IND or CTA holder:

    (i)
    the JDMC shall have the sole right and decision making authority for all regulatory matters with respect to or relative to the Product or RSD1235 in the Field in the Territory.

    (ii)
    While it is still the holder of the IND in the United States or the CTA in Canada, Cardiome shall give Fujisawa no less than three (3) business days notice following the scheduling of any such meeting or telephone call with the FDA or other Competent Authority (or such shorter period of time, if the meeting or telephone call is scheduled within such three (3) business days and in such event such notice shall be in sufficient time so that Fujisawa shall be able to attend or participate in such meeting or telephone call).

    (iii)
    Cardiome shall provide Fujisawa copies of any materials relating to any regulatory matter, including telephone logs with the Competent Authorities, no less than three (3) business days prior to their presentation to the FDA or other Competent Authority during the Development, so that Fujisawa shall have an opportunity to review and comment thereon.

  (d)
  During the time that Fujisawa is the holder of such Governmental Approvals during the Development, Cardiome shall be entitled to attend any and all meetings and participate in telephone calls with the Competent Authorities, including any meeting preparation, meeting co-ordination, preparation of minutes and pre-NDA meeting with the FDA. During such time, subject to Applicable Laws:

  (i)
  the JDMC shall have the sole right and decision making authority for all regulatory matters with respect to or relative to the Product or RSD1235 in the Field in the Territory.

  (ii)
  Fujisawa shall give Cardiome no less than three (3) business days notice following the scheduling of any such meeting or telephone call with the FDA or other Competent Authority (or such shorter period of time, if the meeting or telephone call is scheduled within such three (3) business days and in such event such notice shall be in sufficient time so that Cardiome shall be able to attend or participate in such meeting or telephone call).

  (iii)
  Fujisawa shall provide Cardiome copies of any materials relating to any regulatory matter prior to their presentation to the FDA or other Competent Authority during the Development, so that Cardiome shall have an opportunity to review and comment thereon.

ARTICLE 7 PATENTS AND TRADEMARKS

        7.1    Maintenance of Cardiome Patents

  (a)
  In consultation with Fujisawa, Cardiome shall, at its expense, except as otherwise provided in Section 7.1(f), in each country in the Territory: (i) use Commercially Reasonable Efforts to obtain Cardiome Patent Rights; (ii) file all documentation and other materials required by any Competent Authority in each applicable country to maintain and renew Cardiome Patent Rights; and (iii) use Commercially Reasonable Efforts to otherwise maintain the Cardiome Patent Rights in all countries in the Territory; provided however, that upon written request by Cardiome, Fujisawa shall, at no cost or expense to Fujisawa, provide such reasonable assistance as may be necessary to enable Cardiome to comply with the administrative formalities necessary to register or maintain any Cardiome Patent Rights.

  (b)
  From and after the Effective Date, Cardiome shall instruct all patent counsel responsible for the prosecution and maintenance of the Cardiome Patents to provide to Fujisawa all material documentation and correspondence from Competent Authorities regarding the Cardiome Patents and all material documentation and correspondence prepared by its counsel for Competent Authorities regarding the Cardiome Patents at the same time as such counsel provides same to Cardiome. Cardiome will seriously consider all reasonable comments and suggestions of Fujisawa or Fujisawa's designated patent counsel on all material documentation and correspondence to be filed or submitted to the relevant patent offices in the Territory regarding the prosecution and maintenance of the Cardiome Patents.

  (c)
  In the event Cardiome does not pursue, or intends to abandon, the prosecution or maintenance of all or any part of Cardiome Patent Rights claiming the Product or RSD1235 (which it shall only be permitted to do in the event it has a bona fide belief that obtaining or maintaining rights are not possible using Commercially Reasonable Efforts), Cardiome shall notify Fujisawa no less REDACTED days (or such shorter period of time if there is a shorter period of time required by a Competent Authority) prior to the date it intends to abandon the prosecution or maintenance, as applicable, of any such Cardiome Patent Rights.

  (d)
  In the event Cardiome notifies Fujisawa within the period provided in Section 7.1(c) above, Fujisawa has the right but not the obligation to assume such prosecution or maintenance and shall notify Cardiome if, and when, Fujisawa wishes to assume the responsibility for prosecuting and maintaining such Cardiome Patent Rights, as applicable, whereupon Cardiome shall permit Fujisawa, at Fujisawa's expense, to take over such prosecution or maintenance, as applicable, and Cardiome shall cooperate in any such transfer of responsibilities and rights as necessary or prudent for the benefit of Fujisawa to prosecute or maintain the foregoing rights. Thereafter, Fujisawa shall have the right but not the obligation to prosecute or maintain any such Cardiome Patent Right, as the case may be, at its expense; provided that Fujisawa keeps Cardiome reasonably informed of the progress of any such prosecution. Cardiome shall have the right to review all such pending applications and other proceedings and make recommendations to Fujisawa concerning them and their conduct, but the final decision with respect thereto shall rest with Fujisawa, provided that Fujisawa acts reasonably.

  (e)
  Fujisawa shall make available to Cardiome or its authorized attorneys, agents or representatives, Fujisawa's employees, agents or consultants necessary or appropriate to enable Cardiome to file, prosecute and maintain applications for Cardiome Patent Rights for a reasonable period of time sufficient for Cardiome to obtain the assistance it needs from such personnel. Cardiome shall provide Fujisawa with copies of all correspondence, documentation and submissions provided to, and received from, U.S. PTO and comparable Competent Authorities.

  (f)
  Each Party shall pay REDACTED of Cardiome's necessary and reasonable Third Party fees and expenses incurred in connection with the filing, prosecution and maintenance of Cardiome Patents in the Territory.

  (g)
  At any time during the Term, Fujisawa may notify Cardiome in writing of its intent to opt-out of any Cardiome Patent covering any Improvement which does not cover the use, development, manufacture, promotion, marketing, distribution, offer for sale, sale, importation or export of the Product as then used, developed, promoted, manufactured, marketed, distributed, offered for sale, sold, imported or exported by Fujisawa. As of the date of such notice, (i) Fujisawa shall no longer be obligated to pay any fees or expenses related to such

    Cardiome Patent, and (ii) such Cardiome Patent shall cease to be a "Cardiome Patent" herein as of such date (i.e., such Cardiome Patent shall no longer be licensed to Fujisawa under the terms herein).

        7.2    Maintenance of Fujisawa Patents and Fujisawa Marks

  (a)
  In consultation with Cardiome, Fujisawa shall, in each country in the Territory: (i) use Commercially Reasonable Efforts to obtain Fujisawa Patent Rights; (ii) file all documentation and other materials required by any Competent Authority in each applicable country to maintain and renew Fujisawa Patent Rights; and (iii) use Commercially Reasonable Efforts to otherwise maintain the Fujisawa Patent Rights in all countries in the Territory; provided however, that upon written request by Fujisawa, Cardiome shall, at no cost or expense to Cardiome, provide such reasonable assistance as may be necessary to enable Fujisawa to comply with the administrative formalities necessary to register or maintain any Fujisawa Patent Rights.

  (b)
  From and after the Effective Date, Fujisawa shall promptly provide to Cardiome all material documentation and correspondence from patent offices regarding the FHI Patents and all material documentation and correspondence prepared by its counsel regarding the FHI Patents. Fujisawa will seriously consider all reasonable comments and suggestions of Cardiome or Cardiome's designated patent counsel on all material documentation and correspondence to be filed or submitted to the relevant patent offices regarding the prosecution and maintenance of the FHI Patents.

  (c)
  In the event Fujisawa does not pursue or intends to abandon the prosecution or maintenance of all or any part of Fujisawa Patent Rights in any country (which, with respect to the Territory, it shall only be permitted to do in the event it has a bona fide belief that obtaining or maintaining rights are not possible using Commercially Reasonable Efforts), Fujisawa shall notify Cardiome no less than REDACTED days (or such shorter period of time if there is a shorter period of time required by a Competent Authority) prior to the date it intends to abandon the prosecution or maintenance, as applicable, of any such Fujisawa Patent Rights.

  (d)
  In the event Fujisawa notifies Cardiome within the period provided in Section 7.2(c) above, Cardiome has the right but not the obligation to file, assume prosecution or maintenance of same and shall notify Fujisawa if, and when, Cardiome wishes to assume the responsibility for prosecuting and maintaining such Fujisawa Patent Rights, as applicable, whereupon Fujisawa shall permit Cardiome, at Cardiome's expense, to take over such prosecution or maintenance, as applicable, and Fujisawa shall cooperate in any such transfer of responsibilities and rights as necessary or prudent for the benefit of Cardiome to prosecute or maintain the foregoing rights. Thereafter, Cardiome shall have the right but not the obligation to prosecute or maintain any such Fujisawa Patent Right, as the case may be, at its expense; provided that Cardiome keep Fujisawa reasonably informed of the progress of any such prosecution. Fujisawa shall have the right to review all such pending applications and other proceedings and make recommendations to Cardiome concerning them and their conduct, but the final decision with respect thereto shall rest with Cardiome, provided that Cardiome acts reasonably.

  (e)
  Cardiome shall make available to Fujisawa or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable Fujisawa to file, prosecute and maintain applications for Fujisawa Patent Rights for a reasonable period of time sufficient for Fujisawa to obtain the assistance it needs from such personnel. Fujisawa shall provide Cardiome with copies of all correspondence, documentation and submissions provided to, and received from, U.S. PTO and comparable Competent Authorities.

  (f)
  Cardiome shall pay REDACTED in connection with the filing, maintenance and prosecution of Fujisawa Patents unless Cardiome takes over the filing, prosecution or maintenance of the Fujisawa Patents in accordance with the foregoing.

  (g)
  Fujisawa shall, at Fujisawa's expense in each country in the Territory: (i) use Commercially Reasonable Efforts to obtain Fujisawa Marks; (ii) pay all fees and file all documentation and other materials required by any Competent Authority in each applicable country to maintain and renew Fujisawa Marks; and (iii) shall use Commercially Reasonable Efforts to otherwise maintain the Fujisawa Marks in all countries in which Fujisawa has the right and elects to exercise any or all of its rights hereunder related to the Product or RSD1235; provided however, that upon written request by Fujisawa, Cardiome shall, at no cost or expense to Cardiome, provide such reasonable assistance as may be necessary to enable Fujisawa to comply with the administrative formalities necessary to register or maintain any Fujisawa Marks.

        7.3    Prosecution and Maintenance of Joint Patents

  (a)
  Notwithstanding Sections 7.1 and 7.2, for all patents claiming jointly owned inventions forming a part of the Improvements ("Jointly Owned Patents"), the Parties shall work together to develop a reasonable patent strategy appropriate for the technology at issue. Cardiome shall have the first right, but not the obligation, to file, prosecute and maintain any Jointly Owned Patents. All material documentation and correspondence to be filed or submitted to the relevant patent offices in the Territory regarding the prosecution and maintenance of the Jointly Owned Patents shall be subject to the prior approval of both Parties. In the event the Parties in good faith disagree as to the strategy or substance associated with any such documentation or correspondence, the Parties shall submit the dispute to the Parties' Chief Executive Officers for resolution. In the event Chief Executive Officers cannot come to an expeditious resolution, the Parties shall submit such dispute to an independent, mutually acceptable Third Party patent attorney for a final and binding determination of such dispute, and the Parties shall equally share the cost of engaging such patent attorney.

  (b)
  Fujisawa shall reimburse Cardiome for REDACTED of Cardiome's expenses in filing, prosecuting and maintaining Jointly Owned Patents in the Territory; provided, however, that Fujisawa may elect to forego its ownership interest in such Jointly Owned Patent application during the REDACTED day period following the filing of such application, in which case it shall not reimburse Cardiome and shall assign over its interest. If Cardiome elects not to file, prosecute a Jointly Owned Patent, or to abandon any Jointly Owned Patent, it shall provide REDACTED days written notice to Fujisawa prior to any relevant deadline and Fujisawa shall have the right, but not the obligation, to file, prosecute and maintain such patent at Fujisawa's expense, and under its own name. Cardiome shall have the right to grant licenses under any Jointly Owned Patents to any Third Party without the consent of Fujisawa, subject to Sections 3.1 and 11.1. Fujisawa shall have the right to grant licenses under any Jointly Owned Patents to any Third Party without the consent of Cardiome subject to Sections 3.4 and 11.2.

        7.4    Cooperation and Procedures Relative to Actions Brought Under Sections 7.5 and 7.6

  (a)
  The Parties shall reasonably cooperate with each other with respect to any litigation, action, suit, claim or other proceeding under Sections 7.5 and 7.6 (an "Article 7 Proceeding"). Without limiting the generality of the foregoing, the "Non-Litigating Party" (as hereinafter defined) agrees to cooperate reasonably in any Article 7 Proceeding, as may be requested by or necessary to the "Litigating Party" (as hereinafter defined) including joining any Article 7 Proceeding as a party, executing all necessary documents, supplying essential documentary evidence and making available essential witnesses then in its employment or engaged as a consultant.

  (b)
  The Party prosecuting any Article 7 Proceeding under Section 7.5 or controlling the defence of any Article 7 Proceeding under Section 7.6 shall be referred to in this context, as the "Litigating Party"). The other Party in this context shall be referred to as the "Non-Litigating Party". Except as provided in Section 7.4(d), the Litigating Party shall have the right to control any Article 7 Proceeding. In addition, the Litigating Party shall have the right to control the settlement or compromise of any Article 7 Proceeding and may so settle or compromise without the Non-Litigating Party's prior written consent, provided that the terms of any such settlement or compromise: (i) does not materially impair the Non-Litigating Party's rights hereunder (including each Party's rights in the Cardiome Technology or the Fujisawa Technology); (ii) would not require the Non-Litigating Party to be subject to an injunction or to make a monetary payment or would restrict the claims in or admit any invalidity or unenforceability of the Cardiome Patent Rights or the Fujisawa Patent Rights; (iii) provide for the unconditional release of the Non-Litigating Party; and (iv) expressly state that neither the fact of settlement, nor the settlement agreement shall constitute or be construed or interpreted, as, an admission by the Non-Litigating Party of any issue, fact, allegation or any other aspect of the claim being settled. In all other cases, the Litigating Party may not settle any Article 7 Proceeding without the prior written consent of the Non-Litigating Party, which consent shall not be unreasonably withheld or delayed. The Non-Litigating Party may not pay or voluntarily permit the determination of any liability which is subject to any such Article 7 Proceeding while the Litigating Party is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Non-Litigating Party, which consent shall not be unreasonably withheld or delayed.

  (c)
  Upon learning of any actual, contemplated or threatened Article 7 Proceeding involving any of the Cardiome Patent Rights or Fujisawa Patent Rights that claim the Product or RSD1235, each Party shall promptly notify the other Party of such and shall, upon request, provide to the other Party information and updates on the status of any such proceeding.

  (d)
  The Parties acknowledge and agree that circumstances may arise in which a Party hereto may desire to protect its interests by joining or intervening in litigation or other proceeding involving the Cardiome Patent Rights or Fujisawa Patent Rights, which proceeding has neither been brought by that Party nor levied against that Party. Accordingly, neither Party shall object or oppose any effort by the other Party, at its own expense, to join or intervene in such litigation or other proceedings involving the Cardiome Patent Rights or Fujisawa Patent Rights. In the event the Non-Litigating Party seeks to join or intervene in any litigation or other proceeding where such joining or intervention is neither requested by nor necessary to the Litigating Party, then (i) the Litigating Party's right to control the litigation under Sections 7.5 or 7.6 (as the case may be) shall not be extended to the conduct of the Non-Litigating Party after intervention or joining; and (ii) notwithstanding anything to the contrary contained in Sections 7.5 and 7.6, the Non-Litigating Party shall bear its own expenses and costs (including reasonable attorney fees) associated with its involvement in any such litigation or other proceeding after intervening or joining.

        7.5    Prosecution of Infringement in the Territory in the Field

  (a)
  During the Term, each Party shall give prompt notice to the other of any Third Party act known to such Party which may infringe one or more claims of the Cardiome Patent Rights or the Fujisawa Patent Rights in the Territory in the Field.

  (b)
  Fujisawa shall have the first right (but not the obligation) to prosecute any Article 7 Proceeding under this Section 7.5 against such Third Party infringement of any claims of Cardiome Patent Rights or Fujisawa Patent Rights in accordance with the terms of Section 7.4 and this Section 7.5 and in such event Fujisawa shall become the Litigating Party.

  (c)
  In the event Fujisawa fails to institute any Article 7 Proceeding against any Third Party infringement of the Cardiome Patent Rights or the Fujisawa Patent Rights in the Territory in the Field within REDACTED days of the later of: (i) receiving notification from Cardiome of any such infringement or (ii) sending notice to Cardiome of such action, Cardiome may take (but shall have no obligation to do so) such action as it deems appropriate, including the filing of a lawsuit against such Third Party. In such event Cardiome shall promptly notify Fujisawa of any such Article 7 Proceeding and upon receipt of such notification, Fujisawa shall provide Cardiome with the necessary rights to conduct such action as Cardiome deems appropriate, including the filing of a lawsuit against such Third Party.

  (d)
  The Litigating Party shall pay all expenses and costs (including reasonable attorney fees) in connection with any Article 7 Proceeding under this Section 7.5, provided that the Litigating Party shall first recover its actual out-of-pocket expenses and costs (including reasonable attorney fees) associated with any Article 7 Proceeding under this Section 7.5, or settlement thereof from any recovery made by the Litigating Party. With respect to any recovery for an Article 7 Proceeding related to Cardiome Patent Rights or Fujisawa Patent Rights, such amount shall be shared between Cardiome and Fujisawa on the basis of REDACTED to Fujisawa and REDACTED to Cardiome. In the event there is no recovery from a Third Party or if any such recovery does not cover all of the costs and expenses (including reasonable attorney fees) of the Litigating and Non-Litigating Party, as the case may be, then any such unrecovered costs and expenses (including reasonable attorney fees) shall be shared in accordance with the foregoing. If Fujisawa is the Litigating Party, Fujisawa shall recover such amounts only by deducting such amounts from royalty payments or any other amounts payable to Cardiome hereunder in accordance with Section 4.5.

        7.6    Infringement Claimed by Third Parties in the Territory in the Field

  (a)
  In the event a Third Party commences, or threatens to commence, any Article 7 Proceeding against a Party to this Agreement alleging infringement of a Third Party's Intellectual Property rights by the use, development, promotion, manufacture, marketing, distribution, offering for sale, selling, importation or export by Fujisawa, its Affiliates or sublicensees of the Product, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party ("Infringement Notice").

  (b)
  Fujisawa shall have the first right (but not the obligation) to control the defense and settlement of any such Article 7 Proceeding under this Section 7.6 in accordance with the terms of Section 7.4 and this Section 7.6 and in such event Fujisawa shall become the Litigating Party; provided that Fujisawa notifies Cardiome that it intends to exercise such option: (i) at the time Cardiome gives Fujisawa the Infringement Notice or (ii) if Cardiome is not the Party giving an Infringement Notice, then within thirty (30) days after receipt by Cardiome of the Infringement Notice from Fujisawa. If Fujisawa fails to notify Cardiome of its intent to exercise such option within the time periods required by this Section 7.6(b) or if Fujisawa notifies Cardiome within such time periods that it does not intend to exercise such option, Cardiome shall then control the defense and settlement of any such Article 7 Proceeding in accordance with the terms of Section 7.4 and this Section 7.6 and in such event Cardiome shall become the Litigating Party.

  (c)
  The Parties shall share any and all Costs on the basis of REDACTED in connection with any such Article 7 Proceeding under this Section 7.6. If Fujisawa is the Litigating Party, Fujisawa shall deduct Cardiome's share of such Costs from royalty payments or any other amounts payable to Cardiome hereunder in accordance with Section 4.5. Notwithstanding the foregoing, this Section 7.6(c) shall not apply to any Third Party Intellectual Property infringement claims for which Cardiome must indemnify Fujisawa under Sections 10.1 and 10.2.

        7.7    Prosecution of Infringement Outside the Territory or Outside the Field

  (a)
  During the Term, each Party shall give prompt notice to the other of any Third Party act known to such Party which may infringe one or more claims of the Cardiome Patent Rights or the Fujisawa Patent Rights outside the Territory or inside the Territory and outside the Field.

  (b)
  Cardiome, or its designee, may, at its sole cost and expense and its option, prosecute any Article 7 Proceeding under this Section 7.7 against such Third Party infringement of any claims of Cardiome Patent Rights and control the defense and settlement of any such claim.

  (c)
  Fujisawa shall have the first right (but not the obligation) to prosecute any Article 7 Proceeding under this Section 7.7 against such Third Party infringement of any claims of Fujisawa Patent Rights.

  (d)
  In the event Fujisawa fails to institute any Article 7 Proceeding against any Third Party infringement of the Fujisawa Patent Rights outside the Territory or inside the Territory and outside the Field within REDACTED days of the later of: (i) receiving notification from Cardiome of any such infringement or (ii) sending notice to Cardiome of such action, Cardiome may take (but shall have no obligation to do so) such action as it deems appropriate, including the filing of a lawsuit against such Third Party. In such event Cardiome shall promptly notify Fujisawa of any such Article 7 Proceeding and upon receipt of such notification, Fujisawa shall provide Cardiome with the necessary rights to conduct such action as Cardiome deems appropriate, including the filing of a lawsuit against such Third Party.

        7.8    Co-operation with Other Licensees

        Fujisawa acknowledges that Cardiome may grant to licensees rights in the Cardiome Technology in the Territory in respect of fields outside the Field, and may grant to other licensees rights outside the Territory. If Cardiome grants such rights to other licensees, in the event of any litigation in respect of:

  (a)
  fields outside of the Field that may reasonably affect Fujisawa's use of the Cardiome Technology in the Field or the use or sale of Products by Fujisawa; or

  (b)
  the Field that may reasonably affect Cardiome or one or more of Cardiome's licensee's use of the Cardiome Technology outside the Field or the use, development, promotion, manufacture, marketing, distribution, offer for sale, sale, importation or export of products outside the Field by Cardiome or one or more other such licensee(s); or

  (c)
  fields outside of the Territory that may reasonably affect Fujisawa's use of the Cardiome Technology in the Territory or the use, development, promotion, manufacture, marketing, distribution, offer for sale, sale, importation or export of Products by Fujisawa; or

  (d)
  the Field that may reasonably affect Cardiome or one or more of Cardiome's licensee's use of the Cardiome Technology outside the Territory or the use, development, promotion, manufacture, marketing, distribution, offer for sale, sale, importation or export of products outside the Territory by Cardiome or one or more other such licensee(s);

then Cardiome, Fujisawa and such other licensee(s) will use good faith efforts to determine jointly the course of action, if any, necessary or appropriate to prosecute or defend the litigation. Cardiome will use Commercially Reasonable Efforts to include in its other license agreements, provisions that allow the participation of Fujisawa as contemplated herein. If Cardiome is unable to include in any such other license agreement such provisions, then Fujisawa's sole remedy for such failure shall be that, with respect to the licensee under such other license agreement, Fujisawa shall not be bound by the terms and conditions of this Section 7.8.

ARTICLE 8 CONFIDENTIALITY

        8.1    Confidentiality

  (a)
  During the Term and for a period of REDACTED years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except:

  (i)
  as expressly authorized by this Agreement or with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed;

  (ii)
  as required by Applicable Laws or court order of a court of competent jurisdiction (provided that the disclosing Party shall first notify the other Party to afford the other Party, for a period of REDACTED business days or such lesser period as may be provided by Applicable Law, an opportunity to seek whatever protective relief it deems appropriate, and the disclosing Party shall use Commercially Reasonable Efforts to obtain confidential treatment of any such information required to be disclosed);

  (iii)
  Confidential Information that is submitted by a Party to Competent Authorities to facilitate the issuance of Governmental Approvals for the Product, provided that, where reasonable to do so, measures are taken to assure confidential treatment of such information;

  (iv)
  the inclusion of information necessary for Fujisawa Patent Rights or Cardiome Patent Rights, except for Confidential Information of the non-filing Party, provided the non-filing Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application;

  (v)
  any public written disclosure it believes in good faith based upon the advice of counsel is required by Applicable Law concerning its or its Affiliates' publicly traded securities;

  (vi)
  to its Representatives to accomplish the purposes of this Agreement, so long as such Representatives are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement;

  (vii)
  Cardiome shall have the right, without Fujisawa's prior approval but upon prior notice to Fujisawa, to disclose the Collaboration Data and the Fujisawa Technology licensed to Cardiome pursuant to Section 3.4 to potential partners for the commercialization of products containing RSD1235 or Backup Compounds outside the Territory, and inside the Territory but outside the Field, and to qualified potential financial investors in or acquirers of Cardiome, in each case under a confidentiality agreement in favor of Fujisawa that binds the recipients of such information to non-use and confidentiality obligations that are no less restrictive than those set forth in this Article 8, provided that:

  (A)
  any such information has been disclosed to Fujisawa prior to the disclosure to any such partner, financial investor or acquirer;

  (B)
  such partner, financial investor or acquirer could not be reasonably anticipated to compete with Fujisawa for a Product in the Field in the Territory; and

  (C)
  in the case of the disclosure of the Fujisawa Technology licensed to Cardiome pursuant to Section 3.4 to a potential partner, such disclosure will take place only during the conduct of due diligence in contemplation of the execution of a sublicense, and solely for such purpose.

    (viii)
    Cardiome shall have the right to reference and use and have full access to and disclose the Collaboration Data to regulatory authorities outside the Territory, and inside the Territory but outside the Field, for RSD1235 or Backup Compounds, provided that, where reasonable to do so, measures are taken to assure confidential treatment of such information.

    (ix)
    Cardiome's sublicensees and partners shall have the right, in connection with the commercialization of products containing RSD1235 or Backup Compounds outside the Territory, and inside the Territory but outside the Field, to use, have full access to and disclose the Collaboration Data to regulatory authorities, in each case without Fujisawa's prior consent, provided that all such sublicensees and partners are bound to confidentiality obligations, in favor of Fujisawa, that are no less restrictive than those set forth in this Article 8.

  (b)
  Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it and its Representatives do not disclose or make any unauthorized use of the other Party's Confidential Information. Each Party shall be responsible for any act or omission by any person to whom such Party disclosed such other Party's Confidential Information with respect such Confidential Information. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

  (c)
  Subject to Section 8.1(a): (i) the Parties shall use Commercially Reasonable Efforts to develop a protocol with respect to the disclosure of any statements to the public regarding the subject matter of this Agreement and disclosures required under Applicable Law; and (ii) the JDMC shall develop a protocol with respect to public disclosures of any results of clinical studies conducted as part of the Development and prior to the Signing Date.

        8.2    Publicity Review

        The Parties agree that the public announcements of the execution and effectiveness of this Agreement shall be in the form of press releases to be mutually agreed upon by the Parties on or before the Signing Date and attached hereto as Exhibit 8.2. Thereafter, each Party shall be entitled to make or publish any public statement consistent with the contents thereof, provided that either Party may disclose the terms of this Agreement to the extent required to comply with Applicable Laws. Subject to the foregoing, each Party acknowledges that if the other Party files a registration statement covering the sale of its securities in the United States and Canada, it will be required to file a copy of this Agreement with its public disclosure statement, however in such event, the filing Party shall (a) redact the version to be filed in a manner consistent with prudent practices in the industry, (b) provide the redacted version to the other Party at least ten (10) business days prior to filing, and (c) seriously consider all reasonable comments and suggestions for any further redactions upon the reasonable request of the other Party.

        8.3    Protocol for Scientific Publications

        REDACTED

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS

        9.1    Corporate Power

        Each Party hereby represents, warrants and covenants that such Party is, and will remain through the Term, duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

        9.2    Due Authorization

        Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and perform its obligations herein, and such Party is not required to obtain the consent of any Third Party in order to consummate the transaction set forth herein.

        9.3    Binding Obligation/No Conflict

        Each Party hereby represents, warrants and covenants that: (i) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms; and (ii) the execution, delivery and performance of this Agreement by such Party does not, and will not during the Term, conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor to the best knowledge of each Party as of the Signing Date, violate any Applicable Laws.

        9.4    Ownership of Cardiome Technology

        Cardiome represents, warrants, and covenants, as the case may be, that:

  (a)
  as of the Signing Date and during the Term, it is and shall remain the sole owner of all right, title and interest in and to the Cardiome Technology, subject to Cardiome's ability to license and assign as permitted hereunder; and to the best of the knowledge of Cardiome as of the Signing Date no Representative of Cardiome or any Third Party has any rights to the Cardiome Technology;

  (b)
  as of the Signing Date, it has not granted and will not grant during the Term any license under the Cardiome Technology for any product in the Territory for use in the Field to any Third Party, and is under no obligation to grant any such license, except to Fujisawa, and there are, and will be, no rights granted to any Third Party and no agreements, either written or oral, regarding the Cardiome Technology which are inconsistent or in conflict with this Agreement;

  (c)
  as of the Signing Date, there are no, and during the Term there will be no, outstanding liens, judgments, injunctions, decrees, rulings, security interests, or any other encumbrances on the Cardiome Technology (other than security interests filed by Cardiome's lender(s), licensee(s) and licensor(s) in the ordinary course of business) on the Cardiome Technology which could materially affect Fujisawa's interests in the Cardiome Technology;

  (d)
  as of the Signing Date and during the Term, it has taken and will take Commercially Reasonable Efforts to ensure that all Cardiome Know-How has been and will continue to be fully protected and maintained in accordance with appropriate procedures for its protection;

  (e)
  as of the Signing Date, Cardiome has made available to Fujisawa all material information in its possession or Control relating to the Product and RSD1235 in the Field in the Territory; and as of the Signing Date, to the best of its knowledge, all information known to each individual associated with the filing and prosecution of the Cardiome Patents to be material to the patentability has been timely disclosed to the U.S. PTO in the United States; and Cardiome has timely disclosed and will disclose all such information to the Competent Authorities in the rest of the Territory; and

  (f)
  Exhibit 1.1(a) is a true, complete and current listing of the Cardiome Patents as of the Signing Date.

        9.5    Ownership of Fujisawa Technology

        Fujisawa represents, warrants, and covenants, as the case may be, that

  (a)
  as of the Signing Date and during the Term, it, along with its Affiliates, is and shall remain the sole owner of all right, title and interest in and to the Fujisawa Technology (if any), subject to Fujisawa's ability to license and assign as permitted hereunder; and, to the best of the knowledge of Fujisawa as of the Signing Date, no Representative of Fujisawa or any Third Party has any rights to the Fujisawa Technology (if any);

  (b)
  as of the Signing Date, it has not granted and will not grant during the Term any license under the Fujisawa Technology to any Third Party except as permitted by this Agreement, and is under no obligation to grant any such license, except to Cardiome, and there are, and will be, no rights granted to any Third Party and no agreements, either written or oral, regarding the Fujisawa Technology which are inconsistent or in conflict with this Agreement;

  (c)
  as of the Signing Date, there are no, and during the Term there will be no, outstanding liens, judgments, injunctions, decrees, rulings, security interests, or any other encumbrances on the Fujisawa Technology (other than security interests filed by Fujisawa's lender(s), licensee(s) or licensor(s) in the ordinary course of business) on the Fujisawa Technology which could materially affect Cardiome's interests in the Fujisawa Technology;

  (d)
  as of the Signing Date and during the Term, it has taken and will take Commercially Reasonable Efforts to ensure that all Fujisawa Know-How (if any) has been and will continue to be fully protected and maintained in accordance with appropriate procedures for its protection;

  (e)
  Fujisawa will timely disclose all information known to each individual associated with the filing and prosecution of the Fujisawa Patents to be material to the patentability of the Fujisawa Patents to the Competent Authorities in the Territory; and

        9.6    Patent and Other Intellectual Property Rights Proceedings of Cardiome

        As of the Signing Date, Cardiome represents and warrants that:

  (a)
  no patent within the Cardiome Patent Rights or patent application with regard to the Cardiome Patent Rights is the subject of any pending interference, opposition, cancellation or other protest proceeding, or judicial proceeding;

  (b)
  to the best of its knowledge, the Cardiome Technology and any process, procedure or method used to manufacture the Product and RSD1235 as of the Signing Date do not infringe, interfere with, or misappropriate the Intellectual Property rights of any Third Party;

  (c)
  to the best of its knowledge, the practice of the Cardiome Patent Rights and any process, procedure or method used to manufacture the Product and RSD1235 do not and will not infringe, interfere with, or misappropriate any Intellectual Property rights of any Third Party;

  (d)
  there has been no lapse of any claims within the Cardiome Patents in the Territory; and

  (e)
  Cardiome has not received any: (i) notices or communications that the use, development or manufacture of RSD1235, the use, development, manufacture, promotion, marketing, distribution, offer for sale, sale, importation or export of the Product, or use of the Cardiome Technology would infringe or misappropriate any Intellectual Property rights of any Third Party; or (ii) allegation regarding the legality, enforceability, or validity of the Cardiome Technology, other than those made by the U.S. PTO or other comparable Competent Authorities in other countries in the prosecution of the Cardiome Patent Rights and previously disclosed to Fujisawa.

  (f)
  as of the Signing Date, Cardiome has delivered to Fujisawa all material documentation and correspondence from, sent to or filed with patent offices regarding the Cardiome Patents prior to the Signing Date.

        9.7    Pre-Clinical and Clinical Studies Prior to Signing Date

        Cardiome represents and warrants that all of the pre-clinical and clinical trials related to the Product or RSD1235 prior to the Signing Date, including the First Phase III Study and Second Phase III Study, have been conducted in accordance with Applicable Laws.

        9.8    Debarment

        During the Term, neither of the Parties shall knowingly utilize any employee, representative, agent, assistant or associate who has been debarred by the FDA pursuant to 21 U.S.C. Section 335a (a) or (b) of the Act in connection with any of the activities to be carried out under this Agreement. Cardiome further represents and warrants that, as of the Signing Date, to the best of its knowledge, none of the entities, laboratories or clinical sites participating in the clinical studies prior to the Signing Date have been debarred.

        9.9    Limitation on Warranties

  (a)
  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT:

  (i)
  NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY CARDIOME TO FUJISAWA THAT THE CARDIOME TECHNOLOGY IS NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY PUBLISHED INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

  (ii)
  NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY FUJISAWA TO CARDIOME THAT THE FUJISAWA TECHNOLOGY IS NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY PUBLISHED INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

  (iii)
  CARDIOME MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO RSD1235 OR THE PRODUCT.

  (iv)
  FUJISAWA MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO RSD1235 OR THE PRODUCT.

  (b)
  NEITHER PARTY MAKES ANY OTHER WARRANTIES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING WARRANTIES CONCERNING THE SUCCESS OF THE DEVELOPMENT PROGRAM, THE SUCCESS OF THE MARKETING AND COMMERCIALIZATION OF THE PRODUCT OR THE COMMERCIAL UTILITY OF THE PRODUCT.

ARTICLE 10 INDEMNIFICATION AND INSURANCE

        REDACTED

ARTICLE 11 ADDITIONAL COVENANTS OF THE PARTIES

        11.1    Cardiome Covenant Not To Compete

        REDACTED

        11.2    Launch of Competitive Product by Fujisawa

        REDACTED

        11.3    Filing of Certain Patent Applications and Obtaining Inventor Assignments

        REDACTED

        11.4    Limitation To The Territory

        Fujisawa hereby covenants that it will not directly or indirectly, without the prior written authorization of Cardiome: (i) promote or actively solicit the sale of the Product or advertise the Product, outside of the Territory; (ii) purchase or cause to be purchased Product which Fujisawa has represented, directly or indirectly, as being for the purpose of sale in a specific country in the Territory for sale in any other country outside the Territory; (iii) contact any of Cardiome's suppliers or vendors of the Product or element thereof for the purpose of causing the Product to be sold outside the Territory; (iv) knowingly sell or distribute for resale the Product purchased hereunder to a Third Party who intends to sell the Product outside of the Territory; and (vi) knowingly sell or distribute for resale Product purchased from a Third Party outside the Territory for resale in the Territory.

        11.5    Records and Audits

  (a)
  Each Party shall keep or cause to be kept true, accurate and complete Books and Records as are required to determine, in a manner consistent with accrual method of accounting in accordance with GAAP, any sums or credits due under this Agreement during the Term and for a period of three years thereafter or as otherwise required to comply with Applicable Laws. Without limiting the generality of the foregoing, the Parties agree that such Books and Records shall include without limitation the following:

  (i)
  Fujisawa shall keep such Books and Records to permit Cardiome to confirm the completeness and accuracy of (A) the information presented in each Royalty Statement and all payments due hereunder; (B) the calculation of Net Sales and Sublicense Revenue; (C) any payments due Cardiome under this Agreement; and (D) any other payment obligations of Fujisawa hereunder.

  (ii)
  Cardiome shall keep such Books and Records to permit Fujisawa to confirm the completeness and accuracy of (A) Development Costs, including those costs incurred prior to the Signing Date for which Fujisawa is obligated to reimburse Cardiome for under this Agreement, (B) any payments due Fujisawa under this Agreement; and (C) any other obligations of Cardiome hereunder.

  (b)
  With regard to sums or credits due or related reports, at the request (and expense) of the requesting Party, the other Party shall permit the requesting Party and such requesting Party's independent certified public accountant selected by such Party and reasonably acceptable to the other Party to audit and inspect only those Books and Records of the other Party as may be necessary to determine, with respect to any calendar year ending no more than three years prior to such Party's request, the completeness and accuracy of any reports made and any sums or credits due under this Agreement. Any such independent accounting firm shall be subject to the confidentiality provisions of this Agreement. Such inspection shall be conducted during the Party's normal business hours, no more than once in any twelve (12) month period and upon at least thirty (30) days prior written notice by the requesting Party. If such requesting Party concludes that such payments were underpaid during the periods reviewed by such requesting Party and its accountants, the other Party shall pay the requesting Party the amount of any such underpayments, plus interest at a rate equal to the Prime Rate of Interest REDACTED, within thirty (30) days of the date the requesting Party delivers to the other Party the report so concluding that such payments were underpaid. If such requesting Party and its accounting firm concludes that such payments were overpaid during such period, the Party shall pay to the other Party the amount of any such overpayments, without interest, within thirty (30) days of the date the requesting Party delivers to the other Party the report so concluding that such payments were overpaid. The requesting Party shall bear the full cost of such audit unless such audit discloses an underpayment by more than five percent (5%) of the amount due during such periods. In such case, the other Party shall bear the full cost of such audit.

  (c)
  In the event the non-requesting Party does not agree with the conclusions of such report under Section 11.5(b) above, (whether such payments were underpaid or overpaid), then such Party shall notify the other Party within thirty (30) days after receipt of such report. Thereafter, the Parties shall in good faith try and resolve such differences. If the Parties are unable to reach a mutual agreement within fifteen (15) days after the date of notice then independent auditors of each Party shall meet and select an independent accounting firm (being an accounting firm not used by either Party) to make the final determination within fifteen (15) days thereafter. The determination of such independent accounting firm shall be binding and conclusive on the Parties, and the cost of such firm shall be borne by the Party against whom the determination by such firm is made.

  (d)
  Cardiome shall, upon prior, reasonable notice by Fujisawa and during normal business hours, allow Fujisawa or its Representative to inspect and audit Cardiome's facilities, equipment, personnel and operating procedures (and of any Representative, as applicable) used to develop the Product or RSD1235 and any Books and Records related thereto to confirm compliance with the terms and conditions of this Agreement, including compliance with Applicable Laws and Governmental Approvals; provided that Fujisawa shall use Commercially Reasonable Efforts to ensure that such inspection and audit shall not interfere with Cardiome's (or its Representative's, as applicable) normal operations. However, notwithstanding the foregoing, Fujisawa shall be permitted to inspect and audit as provided above immediately on notice in the event of a bona fide belief that (i) an Applicable Law is being, or may be, violated or (ii) there is, or may be, an AE or imminent and otherwise material harm to the public due to the Product. Without limiting anything else under this Agreement, if any of the obligations of Cardiome are performed by a Representative, then Cardiome shall cause any such Representative to comply with the terms and conditions of this Section 11.5(d). If any inspection or audit hereunder reveals that Cardiome (or its Representative(s)) is not in compliance in all material respects with the terms and conditions of this Agreement, Applicable Laws, or/and applicable Government Approvals, Cardiome, at its sole cost, shall use Commercially Reasonable Efforts to promptly correct (and, as applicable, cause its Representative(s) to use Commercially Reasonable Efforts to promptly correct) any such deficiencies to ensure compliance as required hereunder. Cardiome shall keep Fujisawa informed on a regular, on-going and periodic basis as to the status of any such deficiencies and such corrections.

  (e)
  Fujisawa shall, upon prior, reasonable notice by Cardiome and during normal business hours, allow Cardiome or its Representative to inspect and audit Fujisawa's facilities, equipment, personnel and operating procedures (and of any Representative, as applicable) used to develop the Product and any Books and Records related thereto to confirm compliance with the terms and conditions of this Agreement, including compliance with Applicable Laws and Governmental Approvals; provided that Cardiome shall use Commercially Reasonable Efforts to ensure that such inspection and audit shall not interfere with Fujisawa's (or its Representative's, as applicable) normal operations. However, notwithstanding the foregoing, Cardiome shall be permitted to inspect and audit as provided above immediately on notice in the event of a bona fide belief that (i) an Applicable Law is being, or may be, violated or (ii) there is, or may be, an AE or imminent and otherwise material harm to the public due to the Product. Without limiting anything else under this Agreement, if any of the obligations of Fujisawa are performed by a Representative, then Fujisawa shall cause any such

    Representative to comply with the terms and conditions of this Section 11.5(e). If any inspection or audit hereunder reveals that Fujisawa (or its Representative(s)) is not in compliance in all material respects with the terms and conditions of this Agreement, Applicable Laws, or/and applicable Government Approvals, Fujisawa, at its sole cost, shall use Commercially Reasonable Efforts to promptly correct (and, as applicable, cause its Representative(s) to use Commercially Reasonable Efforts to promptly correct) any such deficiencies to ensure compliance as required hereunder. Fujisawa shall keep Cardiome informed on a regular, on-going and periodic basis as to the status of any such deficiencies and such corrections.

        11.6    Marketing Expenses

        Fujisawa covenants and agrees that, except as otherwise specified in this Agreement, Fujisawa shall be solely responsible for the cost and implementation of any and all marketing, sales, promotional and related activities concerning or related to the marketing, sale, distribution and promotion of the Product under this Agreement.

        11.7    Further Actions

        Upon the terms and subject to the conditions hereof, each of the Parties shall use its Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 12 PRODUCT RECALL

        12.1    Product Recalls or Withdrawal

        If at any time or from time to time during the Term: (a) any Competent Authority of any country in the Territory requests Fujisawa to recall or withdraw the Product; (b) a court of competent jurisdiction issues an order or directive for the Product to be recalled or withdrawn; or (c) if a voluntary recall, withdrawal or correction of the Product is contemplated by Fujisawa (individually or collectively, a "Recall"), then Fujisawa shall carry out any Recall in the Territory in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties. Fujisawa shall in all events be responsible for conducting any Recall in the Territory with respect to the Product in the Territory. Fujisawa shall maintain records of all sales and distribution of Product and customers sufficient to adequately administer a Recall for the period required by Applicable Law. Cardiome shall cooperate as reasonably requested by Fujisawa in connection with any such Recall. Fujisawa will be responsible for complying with all Applicable Laws and Governmental Approvals during the Recall and will be responsible for all interactions with appropriate Competent Authorities, including the FDA Office of Compliance in the U.S. and the appropriate FDA local district office(s) in the U.S. Fujisawa shall be responsible for preparing and timely submitting any reports any other documentation required by the Competent Authorities in connection with any such Recall.

        12.2    Recall Costs

        Fujisawa shall be responsible for conducting any Recall of the Product in Field in the Territory and the cost and expense therefor shall be paid by Fujisawa, unless such Recall is due to: (i) any breach by Cardiome of its representations, warranties, covenants, obligations or agreements under this Agreement; or (ii) the negligence or willful misconduct of Cardiome or any of Cardiome's Representatives under this Agreement, including violation of Applicable Laws in their performance under this Agreement or prior to the Development; in which case all such costs and expenses, to the extent same are reasonable, shall be borne and paid solely by Cardiome. In such event, Fujisawa shall recover any such costs and expenses paid by Fujisawa solely by deducting them from any royalty payments or any other amounts payable to Cardiome hereunder in accordance with Section 4.5.

        12.3    Notification Of Complaints

        During the Term and for a period of REDACTED years after the termination, expiration or cancellation of this Agreement or for such longer period as may be required by Applicable Law(s), each Party agrees to (a) notify the other Party immediately of all available material information concerning any complaint, product defect reports, and similar notices received by either Party with respect to the Product, whether or not determined to be attributable to the Product and (b) with respect to an AE, comply with the provisions of Section 6.2. Fujisawa shall define and implement appropriate and necessary regulatory compliance procedures for product defect reporting, including action plans and establishing standard operating procedures therefor and will handle all product complaints in the Territory. In connection with any such product complaint Cardiome shall cooperate as reasonably requested by Fujisawa. Fujisawa, at its sole cost and expense, will have the responsibility for preparing and submitting any reports to the Competent Authorities, including FDA field alerts.

        12.4    Notification Of Threatened Action

        During the Term and, for a period of four years after the termination, expiration or cancellation of this Agreement or for such longer period as may be required by Applicable Law(s), each Party agrees to immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of the Product or the continued marketing or distribution of the Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action, provided that, subject to Cardiome's obligation under Section 6.5(b) and Applicable Laws during the period Cardiome is the IND or CTA holder, Fujisawa shall have the final decision making authority with respect thereto.

ARTICLE 13 TERM AND TERMINATION

        13.1    Term

        This Agreement shall become effective on the Effective Date and shall expire on the date of the expiration of the last to expire Royalty Term in any country in the Territory (the "Term"), unless earlier terminated as provided in Sections 13.2, 13.3 or 13.4 below.

        13.2    Termination by Either Party

        Either Party may terminate this Agreement (in its entirety or on a country by country basis as hereinafter provided) prior to the expiration of the Term upon the occurrence of any of the following:

  (a)
  upon or after the cessation of operations of the other Party or the bankruptcy, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation which includes an assignment permitted by this Agreement) or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding up of the affairs of the other Party which is not dismissed within REDACTED days after the date on which it is filed or commenced, and in the case of any of the foregoing events, the non-defaulting Party may terminate the Agreement in its entirety; or

  (b)
  upon or after the breach of any material provision of this Agreement by the allegedly breaching Party if the allegedly breaching Party has not cured such breach within REDACTED days after written notice thereof by the non-breaching Party, the non-breaching Party may, at its sole option, terminate this Agreement with respect to the particular country in the Territory that is the subject of such breach, and this Agreement shall remain in effect as it applies to all other countries; provided, however, that if such breach occurs in the United States or Canada, the non-breaching Party may terminate this Agreement in its entirety.

        13.3    Termination by Fujisawa

        REDACTED

        13.4    Termination by Cardiome

        REDACTED.

        13.5    Effect of Termination

        REDACTED

        13.6    Remedies

        All of the non-breaching Party's remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party's other rights of recovery for such breach with or without terminating this Agreement.

        13.7    License Following Expiration

        Upon expiration of the Royalty Term, the license granted to Fujisawa under Article 3 shall thereafter become irrevocable, royalty-free and fully paid up.

ARTICLE 14 DISPUTE RESOLUTION/DAMAGES

        14.1    Disputes

        The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party's rights and obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement, (a "Dispute"). It is the objective of the Parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a Dispute arises under this Agreement. The Parties acknowledge and agree that nothing under this Article 14 shall in any way affect, alter, negate or modify Fujisawa's tie breaking vote in the JDMC under Section 2.4(g), provided that same is exercised in accordance with the terms thereof.

        Subject to Sections 2.4(g), 4.5(d), 7.3(a) and 11.5(c), a Dispute among the Parties will be resolved as recited in this Article 14. Any Disputes relating to this Agreement shall be promptly presented to the Chief Executive Officers of Cardiome and Fujisawa, or their respective designees (who must be members of a Party's senior management) for resolution. From the date of referral of a Dispute to the Chief Executive Officers or their designees of the Parties and until such time as any matter has been resolved by the Parties or has been finally settled by arbitration hereunder, the running of the cure periods (if any) as to which a Party must cure a breach that is part of the subject matter of any Dispute shall be suspended. In the event that the Chief Executive Officers of Cardiome and Fujisawa, or their respective designees, cannot after good faith negotiations resolve the Dispute within 10 days (or such other period of time as mutually agreed to by the Parties in writing) of being requested by a Party to resolve a Dispute, the Parties agree that such Dispute shall be resolved by binding arbitration in accordance with this Section 14.1.

        If a Party intends to begin arbitration to resolve such Dispute, such Party shall provide written notice (the "Arbitration Notice") to the other Party informing such other Party of such intention and the issues to be resolved. Any arbitration hereunder shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), including the Supplementary

Procedures for Large Complex Disputes (the "AAA Rule") except as modified herein. The arbitration shall be conducted by a panel of three (3) arbitrators (the "Panel") to be mutually agreed upon by the Parties and appointed by the AAA. The arbitrators shall be industry experts experienced in the issues comprising the Dispute and shall have no past, present or anticipated future affiliation with either Party. If the Parties are unable to agree upon all or any number of the three (3) mutually acceptable arbitrators within thirty (30) days after the filing of the Arbitration Notice, the AAA shall promptly appoint the arbitrator(s) to complete the Panel in accordance with the criteria set forth in this Section 14.1. The arbitration shall take place in Denver, Colorado. The Panel shall apply the laws of the State of Delaware, without regard to its conflicts of laws provisions. The Panel shall issue appropriate protective orders to protect each Party's Confidential Information. If a Party can demonstrate to the Panel that the complexity of the issue or other reasons warrant the extension of one or more timetables in the AAA Rules, the Panel may extend such timetables but in no event shall the proceeding extend more than twelve (12) months from the date of filing of the Arbitration Notice with the AAA. The Panel's decision shall be in writing. The Panel shall have the authority to award any remedy allowed by law or in equity, including compensatory damages, pre-judgment interest and to grant final, complete, interim, or interlocutory relief, including specific performance, injunctions and other equitable relief, but not punitive or other damages set forth in Section 14.4 and each Party shall be deemed to have waived any right to such excluded damages. Except as set forth in Section 14.5, each Party shall bear its own costs, fees and expenses in the arbitration and shall share equally the Panel's fees, unless the Panel determines that its fees are to be paid by the non-prevailing Party.

        14.2    Determination of Patents and Other Intellectual Property

        Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to Cardiome's Patents or Fujisawa's Patents or Fujisawa's Marks shall be submitted exclusively to the federal courts.

        14.3    Injunctive Relief

        Nothing in this Agreement shall prevent either Party from seeking a temporary restraining order or injunction against the other Party as required to prevent such other Party's misuse of the Intellectual Property or Confidential Information of the other Party seeking such temporary restraining order or injunction. In addition nothing in this Agreement shall prevent Fujisawa from seeking a temporary restraining order or injunction against Cardiome to prevent any breach by Cardiome under Section 11.1. The Parties understand and agree that because of the difficulty in measuring economic losses to the non breaching Party as a result of a breach of the covenants set forth in this Agreement respecting Intellectual Property and Confidential Information and because of the immediate and irreparable damage that may be caused to the non breaching Party for which monetary damages would not be a sufficient remedy, the Parties agree that the non breaching Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This Section 14.3 shall not limit any other legal or equitable remedies that the non breaching Party may have against the breaching Party.

        14.4    No Consequential Damages

        EXCEPT WITH REGARD TO ANY BREACH OF A PARTY'S CONFIDENTIALITY OBLIGATIONS HEREIN, INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR EACH PARTY'S DUTY TO INDEMNIFY THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY AS PROVIDED UNDER Article 10 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED BY EITHER PARTY UNDER THIS AGREEMENT OR OTHERWISE.

        14.5    Attorney's Fees

        Notwithstanding Section 14.1, In the event of any claim hereunder related to either Party's infringement of the Intellectual Property rights of the other Party or the misuse of Confidential Information of the other Party, the prevailing Party in any such dispute shall pay the reasonable legal fees and costs related thereto.

ARTICLE 15 CONDITIONS

        15.1    Conditions to Agreement

        Notwithstanding anything else in this Agreement, except as expressly set out in Section 15.2, the respective obligations of the Parties to consummate this Agreement and the transaction contemplated hereby shall be subject to:

  (a)
  each of the Parties having filed with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") a pre-merger notification in accordance with the HSR Act;

  (b)
  the expiration or early termination of the waiting period under the HSR Act;

  (c)
  the board of directors of Fujisawa Japan approving this Agreement and the transactions contemplated hereby; and

  (d)
  the board of directors of Cardiome approving this Agreement and the transactions contemplated hereby.

        15.2    Efforts Prior to Effectiveness of the Agreement

        Each of the Parties shall:

  (a)
  file with the FTC and the Antitrust Division a pre-merger notification in accordance with the HSR Act; and

  (b)
  furnish promptly to the FTC and the Antitrust Division any additional information requested thereby pursuant to the HSR Act in connection with such filings. The Parties shall each bear their own costs associated with such filings, and share equally any disbursements payable to FTC or the Antitrust Division in connection with such filings.

        15.3    Conditions Not Satisfied

        In the event that the requirements of Sections 15.1(a), 15.1(b), 15.1(c) and 15.1(d) have not been waived or met on or before October 31, 2003, either Party shall have the right to give written notice of termination of the Agreement, and upon delivery of such notice, this Agreement shall terminate and neither Party shall have any rights or obligations hereunder, all to the same effect as if the Parties had never entered into this Agreement.

ARTICLE 16 MISCELLANEOUS

        16.1    No Solicitation

        Neither Party nor its Affiliates (collectively, the "Initiating Group") shall, directly or through its representatives, solicit for employment or employ any officer, director or employee of the other Party or its subsidiaries or Affiliates (collectively, the "Other Group") with whom the Initiating Group has contact in connection with, or who otherwise is known by the Initiating Group to participate in, the transactions contemplated by this Agreement for a period of two years after the Effective Date. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group prior to commencement of employment discussions between such person and the

Initiating Group or its representatives. "Solicitation" shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.

        16.2    Assignment; Binding Effect

        Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Applicable Laws or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may sell, transfer or assign its rights under this Agreement to any Third Party, as part of a sale or transfer of substantially all of a Party's assets; provided that such Third Party agrees in writing to be bound by the terms and conditions of this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing herein, expressed or implied, is intended to confer on any person other than the Parties hereto or their Representatives, respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        16.3    Force Majeure

        Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, failure of suppliers, insurrections, riots, civil commotions strikes, lockouts or other labour disturbances, acts of God (a "Force Majeure"); provided that the Party whose performance is delayed or prevented shall provide prompt notice of the Force Majeure to the other Party. Performance shall be excused so long as the condition constituting Force Majeure continues and the non-performing Party uses good faith diligent efforts to mitigate, avoid or end such delay of failure in performance as soon as practicable.

        16.4    Governing Law

        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement.

        16.5    Waiver

        Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

        16.6    Severability

        In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        16.7    No Right to Use Names

        Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Cardiome," "Fujisawa" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

        16.8    Notices

        All notices and other communications provided for hereunder shall be in writing and shall be mailed by registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, computer mail or other electronic means, with confirmation of receipt, addressed as follows:

If to Cardiome:	Cardiome Pharma Corp. 3650 Wesbrook Mall Vancouver, BC Canada V6S 2L2 Attention: President and Chief Executive Officer
With a copy to:	Farris, Vaughan, Wills & Murphy 2600 - 700 West Georgia Street Vancouver, BC Canada V7Y 1B3 Attention: James Hatton
If to Fujisawa:	Fujisawa Healthcare, Inc. Three Parkway North Deerfield, IL USA 60015-2548 Attention: Senior Vice President of New Product Planning and Licensing
With copies to:
the General Counsel and
the Senior Vice President of Finance; and

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY USA 101014-0500
Telephone: (212) 468-8000
Facsimile: (212) 468-7900
Attention: Michael Braun

        Notice so given shall be deemed given and received (a) if by mail on the fourth day after posting; (b) by cable, telegram, telex or personal delivery on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (c) if by overnight delivery courier, on the next business day following the day such notice is delivered to the overnight delivery courier service.

        16.9    Independent Contractors

        The activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. It is expressly agreed that Cardiome and Fujisawa shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Cardiome nor Fujisawa shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

        16.10    Rules of Construction

        The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

        16.11    Entire Agreement; Amendment

        This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. Purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.

        16.12    Counterparts; Facsimile

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other Party by facsimile signature; such transmission will be deemed a valid signature.

        16.13    Interpretation

        The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated "Section" or "Exhibit" is to the corresponding Section or Exhibit of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g., "his" "her" "its" "person" or "individual") shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) "including" shall mean "including, without limitation"; (iv) references to Applicable Laws shall mean such Applicable Laws in effect during the Term (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the Signing Date); (v) references to "Federal" or "federal" shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (vi) references to "days" shall mean calendar days, unless it is expressly stated as "business days"; (vii) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages; (viii) references to "$" or "dollars" shall mean the lawful currency of the United States; and (ix) when an act requires the consent of a Party under this Agreement, such consent shall not be unreasonably withheld or delayed.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Signing Date.

CARDIOME PHARMA CORP.
By:

Name:	Robert Rieder
Title:	President and CEO
FUJISAWA HEALTHCARE, INC.
By:

Name:	H. Fukumoto
Title:	Chairman and CEO

EXHIBIT 1.1(H)

BACKUP COMPOUND(S)

REDACTED

EXHIBIT 1.1(A)

CARDIOME PATENTS

REDACTED

EXHIBIT 1.1(BB)

DEVELOPMENT PLAN

REDACTED

EXHIBIT 1.1(DD)

EXECUTIVE SUMMARY

REDACTED

EXHIBIT 1.1(CCCC)

CHEMICAL STRUCTURE OF RSD1235

REDACTED

EXHIBIT 4.1(B)

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

CARDIOME PHARMA CORP.

AND

FUJISAWA HEALTHCARE, INC.

DATED: October 16, 2003

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT ("Stock Purchase Agreement") entered into as of the 16th day of October 2003 between Cardiome Pharma Corp., a Canadian corporation ("Cardiome" or "CP"), and Fujisawa Healthcare, Inc., a Delaware corporation ("Fujisawa" or "Stockholder").

RECITALS

        A.    Cardiome and Fujisawa have entered into a Collaboration and License Agreement as of October 16, 2003 (the "Collaboration and License Agreement").

        B.    The Collaboration and License Agreement provides that Fujisawa and Cardiome shall enter into this Stock Purchase Agreement.

        C.    All capitalized terms not defined herein shall have the same meanings as in the Collaboration and License Agreement unless otherwise indicated herein.

        INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Cardiome and Fujisawa hereby agree as follows:

AGREEMENT

1.    Option, Issuance, Closing and Delivery.

        1.1    Issuance of the CP Common Shares.

        Subject to the terms and conditions of this Stock Purchase Agreement, and provided that CP elects to exercise its option pursuant to Section 1.2, Cardiome hereby agrees to issue to Fujisawa and Fujisawa hereby agrees to subscribe for and acquire from Cardiome, shares of common stock without par value (the "Common Shares") of Cardiome at an aggregate purchase price of US$4,000,000, such number (the "CP Common Shares") (rounded to the nearest whole share) equal to US$4,000,000 (the "Purchase Price") divided by an amount equal to the product of 5/4 multiplied by the U.S. Dollar Equivalent of the average of the closing prices of the Common Shares on The Toronto Stock Exchange over a 30 calendar day period ending on the date which is one business day prior to the Notice Date (as that term is defined in Section 1.2 below). For the purposes of this Section 1.1, "U.S. Dollar Equivalent" shall mean the equivalent amount of U.S. dollars calculated from Canadian currency according to the rate of exchange reported in The Wall Street Journal as of the date which is one business day prior to the Notice Date. For greater clarity, by way of illustration only, if the 30-calendar day average of the closing prices was US$4.00, the number of CP Common Shares would equal US$4,000,000 divided by US$5.00 (the product of US$4.00 multiplied by 5/4), or 800,000 Common Shares.

        1.2    CP Option Exercise; Closing; Delivery of the CP Common Shares.

          (a)   Within 12 months of the Effective Date (the "Option Period") and upon at least 30 days prior written notice to Fujisawa (the date Fujisawa receives or is deemed to have received such notice in accordance with Article 8 being the "Notice Date"), CP, at its option, may elect to issue to Fujisawa, whereupon Fujisawa shall subscribe for, purchase and acquire from CP, the CP Common Shares. The closing of the issuance and subscription of the CP Common Shares (the "Closing") shall take place on such date within the Option Period specified by CP in such written notice (the "Closing Date"), at the offices of Farris, Vaughan, Wills & Murphy, Vancouver, British Columbia, or at such other time or place as CP and Fujisawa may mutually agree.

          (b)   On the Closing Date, subject to the terms and conditions contained in this Stock Purchase Agreement, Fujisawa shall provide a wire transfer of immediately available funds to an account of CP specified to Fujisawa, in an amount equal to the Purchase Price, in payment of the full purchase price for the CP Common Shares against delivery by Cardiome to Fujisawa of a certificate or certificates representing the CP Common Shares, dated as of the Closing Date.

          (c)   Unless and until CP provides such notice of election under Section 1.2(a), CP will not be under any obligation to issue nor will Fujisawa be under any obligation to subscribe for the CP Common Shares or any of them. For greater clarity, the parties acknowledge and agree that CP is not under an obligation to make the election set forth in Section 1.2(a) and that Fujisawa is not under an obligation to purchase the CP Common Shares set forth in such Section 1.2(a), if CP does not provide a written notice to Fujisawa pursuant to Section 1.2(a). The obligations of both parties under this Stock Purchase Agreement to sell and purchase the CP Common Shares shall expire at the end of the Option Period and be of no further force and effect.

2.    Conditions to Closing.

        2.1    Conditions to CP's Obligations.

        The obligation of CP to issue and sell the CP Common Shares at the Closing is subject to the fulfilment by the Stockholder, at or prior to the Closing Date, of the following conditions, each of which is for the exclusive benefit of CP and may be waived by CP at any time prior to the Closing Date, in whole or in part, in its sole discretion without prejudice to any other right that it may have:

          (a)   Stockholder shall have delivered the Purchase Price to CP in accordance with Section 1.2(b) herein;

          (b)   CP shall have received at the Closing, a certificate, executed by the appropriate officer of Stockholder and dated as of the date of the Closing, certifying that the representations and warranties of Stockholder set forth in Article 3 of this Stock Purchase Agreement are true and correct in all respects as of the date hereof and as of the Closing Date (as if made on and as of that time), except as affected by transactions contemplated or permitted by this Stock Purchase Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, and also certifying that all covenants, agreements and conditions to be performed on or prior to the Closing Date have been performed or complied with in all material respects; and

          (c)   Stockholder shall have completed, executed and delivered to CP the Toronto Stock Exchange Private Placement Questionnaire and Undertaking, the form of which is attached hereto as Schedule 2.

        2.2    Conditions to Stockholder's Obligations.

        The obligation of Stockholder to purchase and pay for the CP Common Shares at the Closing is subject to the fulfilment by CP, at or prior to the Closing Date, of the following conditions, each of which is for the exclusive benefit of the Stockholder and may be waived by the Stockholder at any time prior to the Closing Date, in whole or in part, in its sole discretion without prejudice to any other right that it may have:

          (a)   Stockholder shall have received at the Closing an opinion from Farris, Vaughan, Wills & Murphy, counsel to CP, regarding this Stock Purchase Agreement substantially in the form and substance attached hereto as Schedule 1;

          (b)   Stockholder shall have received at the Closing copies of the resolutions of the board of directors of CP authorizing the execution and delivery of this Stock Purchase Agreement and the performance by CP of all transactions contemplated hereby, certified by the appropriate officer of CP;

          (c)   Stockholder shall have received at the Closing, a certificate, executed by the appropriate officer of CP and dated as of the date of the Closing, certifying that (i) the representations and warranties of CP set forth in Article 4 of this Stock Purchase Agreement are true and correct in all respects as of the date hereof and as of the Closing Date (as if made on and as of that time) except as affected by the transactions contemplated or permitted by this Stock Purchase Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date; (ii) all covenants, agreements and conditions to be performed on or prior to the Closing Date have been performed or complied with in all material respects. Notwithstanding the foregoing, if the effect on CP of any inaccuracies (singularly or cumulatively) in such representations and warranties (provided that, for this purpose, all Material Adverse Effect qualifications or other qualifications based on the word "material" contained within the language of such representations and warranties shall be disregarded) does not have a Material Adverse Effect as of the Closing Date, the conditions contained in this Section 2.2(c) shall be deemed to be satisfied with respect to such representations and warranties;

          For purposes of this Stock Purchase Agreement, "Material Adverse Effect" means any event, change, occurrence, effect, fact, violation, development or circumstances which has, (either individually or in the aggregate), a material adverse effect on: (A) the ability of CP to duly perform its obligations under this Stock Purchase Agreement or to consummate the transactions contemplated hereby on a timely basis; or (B) the business properties, assets (both tangible and intangible), liabilities, condition (financial or otherwise), results of operations of CP and its subsidiaries which, taken as a whole, fundamentally impairs the ability of CP to carry on its business of drug discovery and development; provided, however, that any adverse event, change, occurrence, effect, development or circumstance directly attributable to conditions affecting the market sectors in which CP operates, or affecting financial markets generally or relating to the clinical development or prospects of a particular product candidate shall not, in and of themselves, be deemed to constitute a Material Adverse Effect; and

          (d)   CP shall have obtained all necessary governmental approvals to consummate the transactions contemplated hereunder.

3.    Stockholder Representations, Warranties and Agreements.

        Stockholder hereby represents, warrants and agrees that:

        3.1    Organization, Good Standing and Qualification.

        Stockholder has been duly organized and is validly subsisting as a corporation under the laws of its jurisdiction of incorporation with corporate power and authority to own, lease and operate its properties and assets and carry on its businesses as currently owned and carried on.

        3.2    Authority and Approval.

        Stockholder has all requisite corporate power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Stock Purchase Agreement. This Stock Purchase Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder, in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors' rights generally and general principles of equity.

        3.3    Investment Representations.

          (a)   Stockholder is an "accredited investor" (1) as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder, as now in effect and as amended from time to time (the "1933 Act"), as it is an organization described in section 501(c)(3) of the U.S. Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US$5,000,000; and (2) as defined in Multilateral Instrument 45-103—Capital Raising Exemptions, as it is a corporation, limited partnership, limited liability partnership, trust or estate, other than a mutual fund or non-redeemable investment fund, that had net assets of at least CDN$5,000,000 as shown on its most recently prepared financial statements, and in purchasing the CP Common Shares, it will be purchasing them as principal. The Stockholder has such knowledge and experience in financial, tax and business matters to enable the Stockholder to evaluate the merits and risks of acquiring the CP Common Shares.

          (b)   For purposes of the 1933 Act and U.S. state securities laws, Stockholder is acquiring the CP Common Shares issuable to it hereunder for its own account and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except pursuant to an applicable exemption under the 1933 Act and applicable state securities laws.

          (c)   Stockholder understands (1) that the CP Common Shares will not have been registered, nor is CP under any obligation to register, the CP Common Shares pursuant to the 1933 Act or any applicable U.S. state securities laws or qualified for resale by a prospectus under the applicable securities laws of the provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec and the Yukon Territory, the rules, their respective regulations, prescribed forms, orders and rulings made thereunder and the policy statements issued by the securities commissions or other applicable securities regulatory authorities thereunder (the "Canadian Securities Laws"), (2) that the CP Common Shares will be characterized as "restricted securities" under U.S. federal and state securities laws and applicable Canadian Securities Laws, (3) that under such laws and applicable regulations the CP Common Shares cannot be sold or otherwise disposed of without registration under the 1933 Act and applicable state laws, except pursuant to an applicable exemption under the 1933 Act and applicable state laws, or qualification for resale by a prospectus under Canadian Securities Laws or qualification for an exemption therefrom and (4) that stop-transfer instructions may be issued to the transfer agent for securities of CP (or a notation may be made in the appropriate records of CP) in connection with the CP Common Shares.

        3.4    Acknowledgement of Stockholder.

        The Stockholder acknowledges that:

          (a)   Stockholder is not resident in British Columbia;

          (b)   CP is relying on an exemption from the requirements to provide the Stockholder with a prospectus and to sell the CP Common Shares through a person registered to sell the CP Common Shares under Canadian Securities Laws and, as a consequence of acquiring said CP Common Shares pursuant to this exemption, certain protections, rights and remedies provided by the applicable registration and prospectus requirements of the Securities Act (British Columbia) as in effect as of the date hereof and as it may be amended from time to time prior to the Closing Date (the "BC Securities Act"), (collectively, "British Columbia Securities Laws"), including statutory rights of rescission or damages, will not be available to the Stockholder;

          (c)   there is no government or other insurance covering the CP Common Shares;

          (d)   no securities commission or similar regulatory authority has reviewed or passed on the merits of the CP Common Shares;

          (e)   there are risks associated with the purchase of the CP Common Shares;

          (f)    there are restrictions on the Stockholder's ability to resell the CP Common Shares and it is the responsibility of the Stockholder to find out what those restrictions are and to comply with them before selling the CP Common Shares; and

          (g)   no person has made to the Stockholder any written or oral representations: (1) that any person will resell or repurchase the CP Common Shares, (2) that any person will refund the purchase price for the CP Common Shares, (3) as to the future price or value of the CP Common Shares, (4) that the CP Common Shares will be listed and posted for trading on any stock exchange or that application has been made to list the CP Common Shares on any stock exchange, other than listing of the CP Common Shares on the Toronto Stock Exchange, or (5) that Rule 144 promulgated under the 1933 Act ("Rule 144") or any other 1933 Act or U.S. state securities law exemption is or will be available for resale of the CP Common Shares.

        3.5    CP Disclosure Documents.

        Stockholder has received copies of (a) CP's Annual Information Form to its shareholders for the year ended November 30, 2002, and (b) CP's Quarterly Reports for the quarters ended February 2003 and May 2003, each of which are attached hereto (such reports, as amended and supplemented, are collectively referred to herein as the "Disclosure Documents").

        3.6    Securities and Exchange Commission Restrictions.

        The Stockholder will not offer to sell, exchange, transfer, pledge or otherwise dispose of any of the CP Common Shares unless at such time all applicable Canadian Securities Laws in respect of such transaction applicable to it are being complied with the conditions of at least one of the following is satisfied, and then only in accordance with any requirement contained in the applicable section of the following:

          (a)   such transaction shall be permitted pursuant to the provisions of Rule 144 and in accordance with any applicable U.S. state securities laws;

          (b)   counsel representing the Stockholder, reasonably satisfactory to CP, shall have advised CP in a written opinion letter reasonably satisfactory to CP and CP's counsel, and upon which CP and its counsel may rely, that no registration under the 1933 Act would be required in connection with the proposed sale, exchange, transfer, pledge or other disposition;

          (c)   an authorized representative of the SEC shall have rendered written advice to the Stockholder (sought by the Stockholder or counsel to the Stockholder, with a copy thereof and of all other related communications delivered to CP) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, exchange, transfer, pledge or other disposition if consummated;

          (d)   the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the 1933 Act; or

          (e)   the sale is to CP.

        3.7    Restrictive Legend.

        All certificates representing the CP Common Shares deliverable to the Stockholder pursuant to this Stock Purchase Agreement and any certificates subsequently issued with respect thereto or in substitution therefor, unless a sale, exchange, transfer or other disposition is executed pursuant to one or more of the alternative conditions set forth in Section 3.6 shall have occurred, shall bear a legend substantially as follows:

  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER APPLICABLE US FEDERAL AND STATE SECURITIES LAWS OR UNLESS SUCH OFFER, SALE OR TRANSFER IS ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE

  UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; (C) IN ACCORDANCE WITH RULE 144 OR RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION, IF REASONABLY REQUESTED BY THE CORPORATION, AN OPINION OF COUNSEL, OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION IF REQUESTED BY THE CORPORATION, IN A GENERALLY ACCEPTABLE FORM.

provided that if the CP Common Shares are being sold outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S of the 1933 Act and in compliance with applicable laws and regulations, the legend may be removed by providing a declaration to the transfer agent for the CP Common Shares, to the following effect (or as CP may prescribe from time to time):

        The undersigned (A) acknowledges that the sale of the securities to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the "Securities Act") and (B) certifies that (1) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believes that the buyer was outside the United States or (b) the transaction was executed on or through the facilities of The Toronto Stock Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (2) neither the seller nor any person acting on its behalf engaged in any directed selling efforts in the United States in connection with the offer and sale of such securities, (3) the sale is bona fide and not for the purpose of "washing off" the resale restrictions imposed because the securities are "restricted securities" (as such term is defined in Rule 144(a)(3) under the Securities Act), (4) the seller does not intend to replace the securities sold in reliance on Rule 904 with fungible unrestricted securities, (5) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act and (6) the undersigned is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer. Terms used herein have the meanings given to them by Regulation S.

        Except as set forth below, the Stockholder also understands that the following restrictive legends will be required under Canadian Securities Laws, the terms of this Stock Purchase Agreement and the policies of The Toronto Stock Exchange to be placed on the certificates representing the CP Common Shares:

  "UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE].

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCK PURCHASE STOCK PURCHASE AGREEMENT DATED FOR REFERENCE THE 16TH DAY OF OCTOBER, 2003, AS AMENDED FROM TIME TO TIME, AND SUCH SECURITIES ARE NOT TRANSFERABLE ON THE BOOKS OF THE CORPORATION AND, WITHOUT LIMITATION, MAY NOT BE SOLD, TRANSFERRED, PLEDGED, ASSIGNED, OPTIONED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE AND COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH STOCK PURCHASE AGREEMENT UNTIL THE [INSERT THE DATE THAT IS 6 MONTHS AFTER THE CLOSING DATE].

  THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY' IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE."

        Provided, the legends above may be removed in the event the Stockholder has provided CP's transfer agent the declaration in substantially the form as set out on page 8 of this Stock Purchase Agreement or CP has instructed the transfer agent to remove the legends pursuant Section 3.6 of this Stock Purchase Agreement, in either case on or after the date that is 6 months following the Closing Date.

4.    CP Representations, Warranties and Agreements.

        CP represents, warrants and agrees that:

        4.1    Organization, Good Standing and Qualification.

        CP has been duly incorporated and is validly subsisting as a corporation under the laws of its jurisdiction of incorporation, amalgamation or continuance, as the case may be, with corporate power and authority to own, lease and operate its properties and assets and carry on its businesses as currently owned and carried on as described in the Disclosure Documents and is duly registered, licensed or qualified to carry on business in each jurisdiction in which the nature of the business now being carried on or the property owned or leased by it makes such registration, licensing or qualification necessary except such as would not, individually or in the aggregate, be reasonably likely to have, a Material Adverse Effect. CP has made available to the Stockholder a complete and correct copy of its articles of incorporation and by-laws, including all amendments thereto, as presently in effect.

        4.2    Capital Structure.

        As of the date hereof, the authorized capital of CP consists of an unlimited number of Common Shares and an unlimited number of preferred shares, of which 36,486,108 Common Shares and no preferred shares are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of CP are, and the CP Common Shares, when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable. Except as described in this section or the Disclosure Documents filed prior to the date hereof, there are, as of the date hereof:

          (a)   no conversion rights, special liquidation rights, sinking fund provisions, pre-emptive rights attached to any Common Shares;

          (b)   no bonds, debentures or other evidences of indebtedness of CP having the right to vote (or that are convertible for or exercisable into securities having the right to vote) on any matter;

          (c)   no contractual obligations of CP to repurchase, redeem or otherwise acquire any outstanding securities or indebtedness of CP; and

          (d)   no options, warrants or other rights to purchase any of CP's authorized and unissued Common Shares, nor are there any pre-emptive rights or rights of first refusal granted by CP to shareholders to purchase Common Shares.

        4.3    Authority and Approval.

        CP has all requisite corporate power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Stock Purchase Agreement and to issue and deliver the CP Common Shares to Stockholder. This Stock Purchase Agreement has been duly executed and delivered by CP and constitutes a legal, valid and binding agreement of CP enforceable against CP in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors' rights generally and general principles of equity.

        4.4    No Violations.

        CP is not in violation of its articles of incorporation or by-laws and to the actual knowledge of the senior management of CP in respect of the relevant subject matter ("to the best of CP's knowledge"), no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation; to the best of CP's knowledge, CP is not in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan agreement, evidence of indebtedness, note, lease or other agreement, understanding or instrument to which it is a party or by which it may be bound or to which any of its property or assets is subject, other than defaults that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. To the best of CP's knowledge, the execution, delivery and performance of this Stock Purchase Agreement:

          (a)   do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of CP pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which CP is a party or by which CP is bound or to which any of the property or assets of CP is subject (other than conflicts, breaches, defaults, liens, charges and encumbrances that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect); and

          (b)   do not and will not result in any violation of any applicable laws other than violations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        4.5    CP Reports.

        CP is a reporting issuer not in default in the provinces of British Columbia, Alberta, Manitoba, Ontario, Quebec and the Yukon Territory (the "Reporting Jurisdictions") and has filed with securities regulators in the Reporting Jurisdictions true and complete copies of all Disclosure Documents. The Disclosure Documents, and the documents filed with the Toronto Stock Exchange, as of the date they were filed, complied in all material respects with applicable laws and the requirements of the Toronto Stock Exchange and did not contain a "misrepresentation" (as that term is defined in the BC Securities Act.).

        4.6    Qualifying Issuer.

        CP is a "qualifying issuer" as defined under Multilateral Instrument 45-102—Resale of Securities ("MI 45-102").

        4.7    Financial Statements.

        As of the date hereof and as of the Closing Date, the financial statements (including related notes) of CP included in the Disclosure Documents are true, accurate and complete in all respects, are consistent with the books and records of CP, comply with all applicable accounting requirements and the published rules related thereto, have been prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis during the periods involved which conforms to U.S. generally accepted accounting principles ("GAAP") (except as may be indicated in the notes thereto) and fairly and accurately present the consolidated financial position and condition of CP as of the dates thereof and their consolidated results of operations and cash flows for the periods ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

        4.8    Securities Laws.

        Based in part on the representations of the Stockholder herein, the offer, sale and delivery of the CP Common Shares are exempt from the registration requirements of the federal securities laws of the United States and British Columbia Securities Laws.

        4.9    Consents.

        Except for the consents already obtained prior to Closing and the consent of the Toronto Stock Exchange required for the listing of the CP Common Shares, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. federal, state, local or foreign or Canadian federal, provincial or local governmental agency, body, authority, or instrumentality or any court or tribunal (a "Governmental Authority"), or any other person, is required in connection with the execution and delivery of, and the consummation of the transactions contemplated by this Stock Purchase Agreement.

        4.10    Litigation.

        As of the date hereof and as of the Closing Date:

          (a)   there is no action, suit, claim, proceeding or investigation pending, or to the knowledge of CP, threatened, against CP or any subsidiary, and CP is not aware of any event or circumstance that may form a basis for any such action, suit, claim, proceeding or investigation. The foregoing includes, without limitation, actions, suits, claims, proceedings or investigations pending or threatened against CP or any subsidiary (or any basis therefor known to CP) involving the prior employment of any of CP's or any subsidiary's employees, their use in connection with the business of CP of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers that could, individually or in the aggregate, result in a Material Adverse Effect;

          (b)   none of CP or any subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority that could, individually or in the aggregate, result in a Material Adverse Effect;

          (c)   there is no action, suit, claim, proceeding or investigation by CP or any subsidiary that is currently pending or that CP or any subsidiary intends to initiate that could, individually or in the aggregate, result in a Material Adverse Effect; and

          (d)   there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of CP, threatened, that questions the validity of this Stock Purchase Agreement, or the right of CP to enter into this Stock Purchase Agreement, or to consummate the transactions contemplated hereby or that could, individually or in the aggregate, result in a Material Adverse Effect.

        4.11    Compliance with Laws.

          (a)   Except as set forth in the Disclosure Documents, CP is in full compliance, with each Legal Requirement (as defined below) that is applicable to CP or any of CP's properties, assets, operations or businesses, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Legal Requirement to the extent that such default, breach or failure to comply could, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth in the Disclosure Documents, to the best of CP's knowledge, CP has not received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

          (b)   Legal Requirement shall mean any U.S. or Canadian federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law,

  resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

        4.12    SEC Filings.

        CP has filed all forms, reports, schedules, statements and documents required to be filed with the SEC from November 30, 2002 (such documents, as supplemented and amended, the "CP SEC Reports"), each of which has complied in all material respects with the applicable requirements of the 1933 Act and the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), each as in effect on the date so filed (and, in the case of registration statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any CP SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing). None of the CP SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any CP SEC Reports amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein (or incorporated by reference therein) or necessary in order to make the statements therein (or incorporated by reference therein), in light of the circumstances under which they were made, not misleading. In CP's Form 20-F for the fiscal year ended November 30, 2002 filed with the SEC, the principal executive officer of CP and the principal financial officer of CP (and each former principal executive officer of CP and each former principal financial officer of CP, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC promulgated thereunder with respect to CP's filings pursuant to the Exchange Act. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

5.    Covenants of CP.

        CP hereby covenants and agrees that:

          (a)   as of the Closing Date, the CP Common Shares will be posted and listed for trading on the Toronto Stock Exchange, subject to the customary conditions of the Toronto Stock Exchange;

          (b)   as of the Closing Date, CP will be a "qualifying issuer" and will have equity securities listed or quoted on a "qualified market" (as each such term is defined in MI 45-102), and it will continue to be a reporting issuer in 1 or more of the Reporting Jurisdictions; and

          (c)   it will comply with applicable securities laws, including in connection with the issuance of the CP Common Shares making all required filings and paying all required fees.

6.    Stockholder Lock-Up—Common Shares.

        6.1    Lock-Up—Sale of Common Shares

        Stockholder hereby agrees that it will not, during the period from the date hereof until the later of the expiration of 12 months following the Effective Date or 6 months following the Closing Date provided that in no event shall the period extend beyond 6 months after the Closing Date:

          (a)   lend, offer, pledge, sell, contract to sell, sell any option, purchase any option or contract to sell, grant any option, right to transfer or dispose of, directly or indirectly, any Common Shares

  (whether such shares or any such securities are then owned by the Stockholder or are thereafter acquired);

          (b)   engage in any hedging or other transaction which is designed to or could be reasonably expected to lead to or result in a disposition of such securities by Stockholder, such prohibited hedging or other transactions would include, without limitation, effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to such securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Shares; or

          (c)   enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Shares, whether any such transaction described in clause (a), (b) or (c) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise, except:

          (d)   pursuant to a tender offer, takeover bid, amalgamation, statutory arrangement, merger or other similar reorganization of CP;

          (e)   as a pledge or charge of any or all of the Common Shares to a financial institution, provided that prior to such pledge or charge, such financial institution agrees in writing to be bound by the provisions of this Stock Purchase Agreement and acknowledges that the Common Shares so pledged or charged may not be sold, transferred or otherwise dealt with except in accordance with the provisions of this Stock Purchase Agreement, as if such financial institution were a party hereto in place of the Stockholder;

          (f)    as may be required by reason of the bankruptcy, as applicable, of the Stockholder or otherwise by operation of law, provided that the transferee of the Common Shares agrees in writing to be bound by the provisions of this Stock Purchase Agreement and acknowledges that the Common Shares may not be sold, transferred or otherwise dealt with except in accordance with the provisions of this Stock Purchase Agreement, as if such transferee were a party hereto in place of the Stockholder;

          (g)   as may be necessary to comply with applicable law or the requirements of any applicable regulatory authority having jurisdiction; or

          (h)   as a sale, transfer, assignment or otherwise between the Stockholder and any Affiliate (defined in Collaboration and License Agreement) of Stockholder, provided that the transferee of the Common Shares agrees in writing to be bound by the provisions of this Stock Purchase Agreement and acknowledges that the Common Shares may not be sold, transferred or otherwise dealt with except in accordance with the provisions of this Stock Purchase Agreement, as if such transferee were a party hereto in place of the Stockholder and provided that any Affiliate agree to be bound by the provisions of this Stock Purchase Agreement.

        6.2    Lock-Up—Purchase of Common Shares.

        Stockholder hereby agrees that it will not, during the period from the date hereof until the earlier of (i) the Closing Date or (ii) the date is that is twelve months following the Effective Date, borrow, offer, take a charge on, buy, contract to buy, buy any option or contract to purchase, acquire any option, right or warrant to purchase, or otherwise acquire ownership of, directly or indirectly, any Common Shares (herein a "Purchase"). Thereafter, the Stockholder shall be free to Purchase any Common Shares.

7.    The Toronto Stock Exchange Private Placement Questionnaire and Undertaking.

        The Stockholder hereby covenants and agrees that it shall complete, execute and deliver to CP, at or prior to the Closing Date a private placement questionnaire and undertaking in the form acceptable to The Toronto Stock Exchange, the current form of which is attached as Schedule 2.

8.    Notices.

        All notices and other communications provided for hereunder shall be in writing and shall be delivered personally, by overnight delivery service or by facsimile, computer mail or other electronic means, with confirmation of receipt, addressed as follows:

If to Cardiome:	Cardiome Pharma Corp. 3650 Wesbrook Mall Vancouver, B.C. V6S 2L2 Attention: President Facsimile No.: (604) 222-6617
With a copy to:	Farris, Vaughan, Wills & Murphy 25th Floor, 700 West Georgia Street Vancouver, B.C. V7Y 1B3 Attention: R. Hector MacKay-Dunn Telephone No.: (604) 684-9151 Facsimile No.: (604) 661-9349
If to Stockholder:	Fujisawa Healthcare, Inc. Three Parkway North Deerfield, IL USA 60015-2548 Attention: Senior Vice President of New Product Planning and Licensing
With a copy to:	Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY USA 10104-0500 Telephone: (212) 468-8000 Facsimile: (212) 468-7900 Attention: Michael O. Braun

        Notice so given shall be deemed given and received (a) by facsimile, computer mail or other electronic means on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (b) if by overnight delivery service, on the next business day following the day such notice is delivered to the overnight delivery service.

9.    Counterparts.

        This Stock Purchase Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Stock Purchase Agreement may be signed and delivered to the other Party by facsimile signature; such transmission will be deemed a valid signature.

10.    Successors and Assigns.

        Except as otherwise provided in this Stock Purchase Agreement, neither this Stock Purchase Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Applicable Laws or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may sell, transfer or assign its rights under this Stock Purchase Agreement to any Third Party, as part of a sale or transfer of substantially all of a Party's assets; provided that such Third Party agrees in writing to be bound by the terms and conditions of this Stock Purchase Agreement. Subject to the preceding sentence, this Stock Purchase Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Stock Purchase Agreement to the contrary, nothing herein, expressed or implied, is intended to confer on any person other than the Parties hereto or their Representatives, respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Stock Purchase Agreement.

11.    Governing Law.

        This Stock Purchase Agreement shall be governed by, and construed and enforced in accordance with, the laws of the province of British Columbia, Canada, except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Stock Purchase Agreement.

12.    Severability.

        In case any provision of this Stock Purchase Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.    Press Release And Public Disclosure.

        The parties agree that public disclosure of this Stock Purchase Agreement is governed by the confidentiality provisions contained in the Collaboration and License Agreement, therefore neither CP nor the Stockholder will disclose of the existence or terms of this Stock Purchase Agreement other than as provided for under the terms of the Collaboration and License Agreement.

14.    Further Assurances.

        As of the date hereof and thereafter as may be necessary or desirable, and without further consideration, each party shall deliver such documents, certificates, assurances and other instruments as may be reasonable required to carry out the provisions of this Stock Purchase Agreement.

15.    Effect of Headings.

        The section headings herein are for convenience only and shall not affect the construction or interpretation of this Stock Purchase Agreement.

16.    Third Party Reliance.

        Counsel to the parties shall be entitled to rely upon this Stock Purchase Agreement as needed in the rendering of opinions as provided for herein.

17.    Legal Fees.

        In the event of any legal action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees whether or not the proceeding results in a final judgment. If both parties hereto prevail in part in any such legal action, the court shall have the decision to award fees and costs to the parties as it deems equitable.

18.    Specific Performance.

        In addition to any and all other remedies that may be available at law in the event of any breach of this Stock Purchase Agreement, each party hereto will be entitled to specific performance of the agreements and obligations of the other party hereto and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

SIGNATURE PAGE—STOCK PURCHASE AGREEMENT

        IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.

CP:
Cardiome Pharma Corp.
By:
Its:
STOCKHOLDER:
Fujisawa Healthcare, Inc.
By:
Its:

SCHEDULE 1—OPINION

PRELIMINARY DRAFT

    •    , 200•

To:
Fujisawa Healthcare, Inc.

Re:
Cardiome Pharma Corp.—Sale of Common Shares

Ladies and Gentlemen:

        We have acted as counsel for Cardiome Pharma Corp. (the "CP") in connection with the Stock Purchase Agreement dated     •    , 2003 (the "Stock Purchase Agreement"), between CP and Fujisawa Healthcare, Inc. ("Fujisawa"). This letter is provided to you in satisfaction of the requirement set forth in Section 2.2(a) of the Stock Purchase Agreement in connection with the Closing. The Stock Purchase Agreement provides, among other things, for the sale and purchase of    •    common shares in the capital of CP (the "CP Common Shares"). Terms not otherwise defined herein have the meanings given to them in the Stock Purchase Agreement.

Documents Examined

        In connection with the foregoing, we have participated in the preparation of and examined the Stock Purchase Agreement, the Schedules to the Stock Purchase Agreement, records of proceedings of the directors and shareholders of CP, the Articles of Incorporation and Bylaws of CP, certificates of officers of CP and public officials, and such other documentation as we have deemed necessary or advisable in order to render the opinions expressed herein.

Certificates Relied Upon

        In rendering the opinion expressed in paragraph 1 as to the valid existence of CP, we have relied exclusively and without independent investigation upon a certificate of Compliance issued by the Director, Industry Canada dated    •    , 200•, a copy of which has been delivered to you.

        As to various questions of fact related to this opinion, we have relied exclusively and without independent investigation upon a certificate of an officer of CP dated the date hereof, a copy of which is attached as Schedule "A" hereto. However, nothing has come to our attention in the course of representing CP in this matter that would lead us to believe the certificate is incorrect.

        In rendering the opinion expressed in paragraph 7 we have relied exclusively and without independent investigation upon a letter from The Toronto Stock Exchange dated     •    , 200•, a copy of which has been delivered to you.

        In rendering the opinion expressed in paragraph 9 we have relied exclusively and without independent investigation upon a certificate from the British Columbia Securities Commission dated    •    , 200•, a copy of which has been delivered to you.

Assumptions

        As to questions of fact, you have authorized us to assume for the purpose of this opinion:

  (a)
  the accuracy of all of the representations and warranties of the parties set forth in the Stock Purchase Agreement and Schedule 2 to the Stock Purchase Agreement; and

  (b)
  that the Stock Purchase Agreement has been duly authorized, executed and delivered by Fujisawa.

        We have further assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as true, certified or photostatic copies thereof. We have also assumed the completeness, truth and accuracy of all facts set forth in public records reviewed by us and certificates and other documents supplied by public officials.

Qualifications

        Whenever a statement herein is qualified by the expression "to our knowledge" or a similar phrase or expression with respect to our knowledge of matters of fact, it is intended to mean that our knowledge is based upon the record, documents, instruments and certificates described herein and the current actual knowledge of the lawyers in this firm who have devoted substantial attention to the transactions contemplated by the Stock Purchase Agreement, (but not including any constructive or imputed notice of any information) and that we have not otherwise undertaken any independent investigations for the purpose of rendering this opinion. No inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of CP.

        We are qualified to practice law in the Province of British Columbia and to express legal opinions with respect to the laws of such province and the laws of Canada applicable therein. The opinions expressed below are to be construed in accordance with such laws in effect on the date hereof. We have not made an examination of the laws of any jurisdiction other than those specified and we do not express any opinion with respect to the laws of any other jurisdiction.

        The opinion expressed in paragraph 3 is subject to the following qualifications:

  (a)
  we express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies in any particular instance;

  (b)
  we express no opinion as to the effect of applicable bankruptcy, reorganization, winding-up, insolvency, fraudulent preference, moratorium and other similar laws affecting the rights of creditors generally; and

  (c)
  the awarding of costs of litigation is at the discretion of a court of competent jurisdiction notwithstanding any provision to the contrary in an agreement.

        Based upon the foregoing, it is our opinion that:

  (1)
  CP has been duly incorporated and is validly existing as a company under the laws of Canada with the necessary corporate power to own, lease and operate its properties and conduct its business as described in CP's Annual Information Form for the fiscal year ended November 30, 2002 and is, according to the records of the Director, Industry Canada, in good standing with respect to the filing of returns.

  (2)
  The authorized share capital of CP consists of an unlimited number of Common shares without par value and an unlimited number of Preferred shares issuable in one or more series, without par value. As of the [insert date of Stock Purchase Agreement] date hereof (and immediately prior to the issuance of the Common shares), there are [36,486,108] Common shares issued and outstanding and no Preferred shares issued and outstanding.

  (3)
  CP has all requisite corporate power and authority to execute, deliver and perform its obligations under the Stock Purchase Agreement, and the Stock Purchase Agreement (and the performances by CP of its obligations thereunder) has been duly and validly authorized, executed and delivered by CP and constitutes a legal, valid and binding agreement of CP, enforceable against CP in accordance with its terms. CP has all requisite corporate power and authority to issue and sell the CP Common Shares.

  (4)
  The execution, delivery and performance by CP of its obligations under the Stock Purchase Agreement and the issuance of the CP Common Shares pursuant to the Stock Purchase Agreement do not violate any provision of CP's Articles of Incorporation or Bylaws, and do not (a) violate or contravene any governmental statute, rule or regulation (including the listing rules of The Toronto Stock Exchange) applicable to CP, (b) to our knowledge violate or contravene any order, writ, judgement, injunction, decree, determination or award known to us which has been entered against CP or to which CP or any of its properties or assets is known to us to be subject, or (c) to our knowledge violate, contravene or constitute a default of (or an event with the giving of notice or lapse of time or both constitutes or would constitute a default of) the provisions of any contract listed as an exhibit to CP's Form 20-F for the fiscal year ended November 30, 2002 which in the case of either (a), (b) or (c) would not, individually or in the aggregate, be reasonably likely to have, a "Material Adverse Effect", as that term is defined in the Stock Purchase Agreement.

  (5)
  The CP Common Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Stock Purchase Agreement, the CP Common Shares will be duly and validly issued and the CP Common Shares will be fully paid and non-assessable.

  (6)
  Based in part upon your representations in the Stock Purchase Agreement, the offer, issuance and sale of the CP Common Shares by CP to Fujisawa is exempt from the registration and the prospectus requirements of the Securities Act (British Columbia) (the "BC Securities Act") and the only filing, proceeding, approval, consent or authorization required to be made, taken or obtained under the provisions of the BC Securities Act to permit the offer and sale of the CP Common Shares is the filing, within 10 days of the date of such issuance and sale, (a) with the British Columbia Securities Commission of a report prepared and executed in accordance with Form 45-103F4 as required by section 139 of the rules made under the BC Securities Act together with the appropriate fees and a completed fee checklist, and (b) with the British Columbia Securities Commission of a Form 45-102F2 prepared and executed in accordance with Multilateral Instrument 45-102—Resale of Securities. [Farris NTD: Language to be adjusted to reflect changes, if any, during the Option Period to the filing requirements.]

  (7)
  The CP Common Shares have been conditionally approved for listing on The Toronto Stock Exchange, subject to the fulfilment of the conditions set out in the conditional acceptance letter of The Toronto Stock Exchange dated    •    , 200•, and no other filings, proceedings, approvals, consents or authorizations are required to be made, taken or obtained under the rules of The Toronto Stock Exchange in connection with such listing.

  (8)
  To our knowledge, there is no action, suit, proceeding or investigation pending against CP before any court or administrative agency, nor has CP received any overt threat thereof, that questions the validity of the Stock Purchase Agreement.

  (9)
  CP is a reporting issuer under the BC Securities Act and is not in default of any requirement under the BC Securities Act or the regulations thereunder.

        This opinion relates exclusively to the transaction outlined above, is being furnished for the sole benefit of the addressee hereof and may not be used, circulated, quoted, relied upon, distributed or otherwise referred to by any other person or entity or for any other purpose without our prior written consent. This opinion is limited to the matters stated herein as at the date hereof and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

Very truly yours,

SCHEDULE "A"

OFFICER'S CERTIFICATE
CARDIOME PHARMA CORP.

TO:
Farris, Vaughan, Wills & Murphy

        The undersigned, being the    •    of Cardiome Pharma Corp. (the "CP"), hereby certifies that as of the date hereof:

  (1)
  I am aware of the circumstances surrounding the Stock Purchase Agreement dated as of October 16, 2003 (the "Stock Purchase Agreement"), between CP and Fujisawa Healthcare Inc. relating to the issuance of    •    common shares in the capital of CP (the "CP Common Shares").

  (2)
  CP does not carry on any business nor own any material assets not disclosed in CP's Annual Information Form for the fiscal year ended November 30, 2002 filed with the Canadian securities regulatory authorities (the "AIF").

  (3)
  The resolution of the directors of CP dated [October]     •    , 2003, approving the Stock Purchase Agreement and the issuance of the CP Common Shares is in full force and effect, and has not been amended, rescinded or altered in any way.

  (4)
  CP's Articles of Incorporation and Bylaws, as same appear in the corporate records of CP provided to you, have not been amended or altered in any way.

  (5)
  The execution, delivery and performance by CP of its obligations under the Stock Purchase Agreement and the issuance of the CP Common Shares pursuant to the Stock Purchase Agreement do not violate, contravene or constitute a default of (or an event with the giving of notice or lapse of time or both constitutes or would constitute a default of) the provisions of any material contract to which CP is a party.

  (6)
  There are no pre-emptive or other rights to subscribe for or to purchase, nor any restriction on the voting of, any Common Shares pursuant to any material contract to which CP is a party.

  (7)
  There are no orders, writs, judgements, injunctions, decrees, determinations or awards that have been entered against CP, or to which CP or any of its properties or assets are subject, other than as described in CP's AIF.

  (8)
  All material contracts to which CP is a party are disclosed in CP's AIF.

  (9)
  There is no action, suit, proceeding or investigation pending against CP before any court or administrative agency, nor has CP received any overt threat thereof, that questions the validity of the Stock Purchase Agreement.

  (10)
  For the purposes of confirming that CP is a "qualifying issuer" under Multilateral Instrument 45-102 Resale of Securities ("MI 45-102"), CP hereby confirms that it is an issuer:

  (a)
  that is a reporting issuer in 1 or more of the provinces of British Columbia, Alberta, Manitoba, Ontario, Quebec and the Yukon Territory and is an "electronic filer" as defined in National Instrument 13-101 System for Electronic Document Analysis and Retrieval ("SEDAR");

  (b)
  that has not been notified by The Toronto Stock Exchange that it does not meet the requirements to maintain a listing of its equity securities thereon and the Company is not designated inactive, suspended or the equivalent; and

    (c)
    that has not received notice in writing from any regulator that its "current AIF" (as defined in MI 45-102), including any technical report, is unacceptable.

  (11)
  I make this certificate solely in my capacity as an officer of CP and not in my personal capacity.

The Remainder of this Page Intentionally Left Blank; Signature Page Follows

        DATED this    •    day of    •    .

CARDIOME PHARMA CORP.
Per:	• • • Cardiome Pharma Corp.

SCHEDULE 2

THE TORONTO STOCK EXCHANGE

PRIVATE PLACEMENT QUESTIONNAIRE AND UNDERTAKING

        To be completed by each proposed private placement purchaser of listed securities or which are convertible into listed securities.

QUESTIONNAIRE

DESCRIPTION OF TRANSACTION

Name of issuer of the Securities Cardiome Pharma Corp.
Number and Class of Securities to be Purchased • common shares in the capital of Cardiome Pharma Corp.
Purchase Price US$4,000,000

DETAILS OF PURCHASER

Name of Purchaser: Fujisawa Healthcare, Inc.
Address: Three Parkway North, Deerfield, IL, USA, 60015-2548
Names and Addresses of persons having a greater than 10% beneficial interest in the purchaser:

RELATIONSHIP TO ISSUER

Is the purchaser (or any person named in response to 2(c) above) an insider of the issuer for the purposes of the Ontario Securities Act (before giving effect to this private placement)? If so, state the capacity in which the purchaser (or person named in response to 2(c) qualifies as an insider.

If the answer to (a) is "no", are the purchaser and the issuer controlled by the same person or company? If so, give details

DEALINGS OF PURCHASER IN SECURITIES OF THE ISSUER

Give details of all trading by the purchaser, as principal, in the securities of the issuer (other than debt securities which are not convertible into equity securities), directly or indirectly, within the 60 days preceding the date hereof

UNDERTAKING

TO:
The Toronto Stock Exchange

        The undersigned has subscribed for an agreed to purchase, as principal, the securities described in item 1 of this Private Placement Questionnaire and Undertaking.

        The undersigned undertakes not to sell or otherwise dispose of any of the said securities so purchased or any securities derived therefrom for a period of four months from the date of the closing of the transaction herein or for such period as is prescribed by applicable securities legislation, whichever is longer without the prior consent of The Toronto Stock Exchange and any other regulatory body having jurisdiction.

DATED AT	(Name of Purchaser—please print)
this day of , 200	(Authorized Signature)
(Official Capacity—please print)
(please print here name of individual whose signature appears above, if different from name of purchaser printed above)

EXHIBIT 8.2

PRESS RELEASE

        The press release shall contain:

  •
  the amount of the equity option

  •
  the upfront and total milestone amounts

  •
  R&D expense sharing

  •
  the royalty payments

QuickLinks

COLLABORATION AND LICENSE AGREEMENT BY AND BETWEEN CARDIOME PHARMA CORP. AND FUJISAWA HEALTHCARE, INC.
COLLABORATION AND LICENSE AGREEMENT TABLE OF CONTENTS
EXHIBIT 1.1(H) BACKUP COMPOUND(S)
EXHIBIT 1.1(A) CARDIOME PATENTS
EXHIBIT 1.1(BB) DEVELOPMENT PLAN
EXHIBIT 1.1(DD) EXECUTIVE SUMMARY
EXHIBIT 1.1(CCCC) CHEMICAL STRUCTURE OF RSD1235
EXHIBIT 4.1(B) STOCK PURCHASE AGREEMENT
SCHEDULE 1—OPINION PRELIMINARY DRAFT
SCHEDULE "A" OFFICER'S CERTIFICATE CARDIOME PHARMA CORP.
SCHEDULE 2 THE TORONTO STOCK EXCHANGE PRIVATE PLACEMENT QUESTIONNAIRE AND UNDERTAKING
EXHIBIT 8.2 PRESS RELEASE